Exhibit 10.2

EXECUTION VERSION

AMENDED & RESTATED CREDIT AGREEMENT

dated as of

August 9, 2018

among

GENPACT INTERNATIONAL, INC.,
GENPACT GLOBAL HOLDINGS (BERMUDA) LIMITED,
and
GENPACT LUXEMBOURG S.À R.L.,
as the Borrowers,

GENPACT LIMITED,
as Holdings,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swingline Lender, a Term Lender, an Issuing Bank and a Revolving Lender,

The Other Lenders Party Hereto,

___________________________

CITIGROUP GLOBAL MARKETS ASIA LIMITED,
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
JPMORGAN CHASE BANK, N.A.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
WESTPAC BANKING CORPORATION,
as Co-Syndication Agents

WELLS FARGO SECURITIES, LLC,
CITIGROUP GLOBAL MARKETS ASIA LIMITED,
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
JPMORGAN CHASE BANK, N.A.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
WESTPAC BANKING CORPORATION,
as Joint Lead Arrangers and Joint Bookrunning Managers,

and

MIZUHO BANK, LTD.,

as Co-Arranger

-i-

-ii-

-iii-

SCHEDULES:
Schedule 2.01	–	Commitments
Schedule 2.05	–	Existing Letters of Credit
Schedule 2.05(a)	–	Alternative Currencies
Schedule 3.01(b)	–	Loan Parties
Schedule 3.01(c)	–	Subsidiaries
Schedule 3.05	–	Disclosed Matters
Schedule 4.01(c)	–	Local Counsel
Schedule 5.09	–	Guarantors and Relevant Disregarded Entities
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 9.01	–	Addresses for Notices
EXHIBITS:
Exhibit A	–	Form of Assignment and Assumption
Exhibit B-1	–	Form of Domestic Term Note
Exhibit B-2	–	Form of Bermuda Term Note
Exhibit B-3	–	Form of Luxembourg Term Note
Exhibit B-4	–	Form of Domestic Revolving Note
Exhibit B-5	–	Form of Bermuda Revolving Note
Exhibit B-6	–	Form of Luxembourg Revolving Note
Exhibit C	–	Form of Guarantee Agreement
Exhibit D	–	Form of Borrowing Request
Exhibit E	–	Form of Swingline Loan Notice
Exhibit F	–	Form of Compliance Certificate
Exhibit G-1	–	Form of U.S. Tax Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-2	–	Form of U.S. Tax Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-3	–	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-4	–	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

-iv-

AMENDED & RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of August 9, 2018, among GENPACT INTERNATIONAL, INC., a Delaware corporation (the “Domestic Borrower”), GENPACT GLOBAL HOLDINGS (BERMUDA) LIMITED, an exempted company limited by shares organized under the laws of Bermuda (the “Bermuda Borrower”), GENPACT LUXEMBOURG S.À R.L., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg (the “Luxembourg Borrower” and, together with the Domestic Borrower and the Bermuda Borrower, the “Borrowers”), GENPACT LIMITED, an exempted company limited by shares organized under the laws of Bermuda (“Holdings”), the LENDERS party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, and the other parties hereto.

WHEREAS, Holdings and the Borrowers previously entered into the Credit Agreement, dated as of June 30, 2015 (as heretofore amended, the “Existing Credit Agreement”), among the Borrowers, Holdings, Wells Fargo Bank, National Association, as administrative agent, and the lenders and other financial institutions party thereto.

WHEREAS, the Borrowers have requested that (a) the Existing Credit Agreement be amended and restated in the form of this Agreement, (b) the Lenders extend credit on the Closing Date to the Domestic Borrower in the form of Domestic Term Loans, to the Bermuda Borrower in the form of Bermuda Term Loans and to the Luxembourg Borrower in the form of Luxembourg Term Loans in an aggregate principal amount of $680,000,000 and (c) from time to time on and after the Closing Date, the Lenders make Domestic Revolving Loans to the Domestic Borrower, Bermuda Revolving Loans to the Bermuda Borrower and Luxembourg Revolving Loans to the Luxembourg Borrower, the Issuing Banks issue Letters of Credit for the account of Holdings, the Borrowers or the Subsidiaries, and the Swingline Lender make Swingline Loans to the Borrowers, in an aggregate principal amount at any time outstanding not in excess of $500,000,000 to finance the working capital needs and other general corporate purposes of Holdings and its Subsidiaries.

WHEREAS, the Lenders are willing to make such Domestic Term Loans, Bermuda Term Loans, Luxembourg Term Loans, Domestic Revolving Loans, Bermuda Revolving Loans and Luxembourg Revolving Loans, the Issuing Banks are willing to issue such Letters of Credit and the Swingline Lender is willing to make such Swingline Loans, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

SECTION 1.01.Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrowers, be in the form of an amendment and restatement of this Agreement) providing for any Incremental Term Loans, Extended Term Loans or Extended Revolving Commitments which shall be consistent with the applicable provisions of this Agreement relating to Incremental Term Loans, Extended Term Loans or Extended Revolving Commitments, as applicable, and otherwise satisfactory to the Administrative Agent and the Borrowers.

“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders hereunder and under the Loan Documents or any successor administrative agent in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means any of the Administrative Agent, the Lead Arrangers, the Co-Arranger or the Co-Syndication Agents.

“Agent Parties” has the meaning assigned to such term in Section 9.01(c).

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternative Currency” means each currency set forth on Schedule 2.05(a) and such other currencies as shall be agreed from time to time among the applicable Issuing Bank and Holdings.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings, the Borrowers or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans of any Class, L/C Exposure or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders (if all of the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments) and (b) with respect to the Term Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Term Loans of such Class and the denominator of which is the aggregate outstanding principal amount of the Term Loans of such Class.

“Applicable Rate” means, for any date of determination, with respect to any Loans (other than Incremental Facilities, Extended Term Loans or Extended Revolving Commitments, which shall have the rate per annum specified in the Additional Credit Extension Amendment establishing such Incremental Facilities, Extended Term Loans or Extended Revolving Commitments), the corresponding percentages per annum as set forth below based on the Debt Rating:

Pricing Level	Debt Rating (S&P / Moody’s)	Commitment Fee	LIBO Rate +	Base Rate +
I	≥ BBB / Baa2	0.15%	1.250%	0.250%
II	BBB- / Baa3	0.20%	1.375%	0.375%
III	BB+ / Ba1	0.25%	1.750%	0.750%
IV	< BB+ / Ba1	0.30%	2.000%	1.000%

(a) If the Debt Ratings for S&P and Moody’s are split across different Pricing Levels, the Applicable Rate applicable to the higher Debt Rating shall apply unless the Debt Ratings for S&P and Moody’s differ by more than one Pricing Level, in which case the Applicable Rate applicable to the Pricing Level immediately below the Pricing Level applicable to the higher Debt Rating shall apply, (b) if there is only one Debt Rating, the Applicable Rate applicable to the Pricing Level of that Debt Rating shall apply and (c) if there is no Debt Rating, the Applicable Rate shall be based on Pricing Level IV.  Initially, the Applicable Rate shall be determined based upon Pricing Level II. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.  Any adjustment in the Pricing Level shall be applicable to all Borrowings and L/C Credit Extensions then existing or subsequently made or issued.

“Applicable Time” means, with respect to any payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries for the fiscal year ended December 31, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its consolidated Subsidiaries, including the notes thereto.

“Augmenting Lender” has the meaning assigned to such term in Section 2.18(a).

“Auto-Extension Letter of Credit” has the meaning assigned to such term in Section 2.05(b)(iii).

“Authorized Representative” means any Responsible Officer or other authorized signatory of a Loan Party.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of (a) (i) the Revolving Credit Maturity Date or (ii) the maturity date of any Class of Extended Revolving Commitments and (b) the date of termination of the Revolving Commitments in accordance with the provisions of this Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the rate of interest publicly announced by the Administrative Agent as its “prime rate” in effect at its principal office in New York City on such day, (b) the NYFRB Rate in effect on such day, plus 0.50% per annum and (c) the LIBO Rate on such day for an Interest Period of one month commencing on such date plus 1.00% per annum.  “Base Rate,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bermuda Borrower” has the meaning assigned to such term in the preamble hereto.

“Bermuda Revolving Borrowing Amount” has the meaning assigned to such term in Section 2.01(b).

“Bermuda Revolving Loan” means a revolving loan made to the Bermuda Borrower pursuant to Section 2.01(b)(ii).

“Bermuda Term Borrowing Amount” has the meaning assigned to such term in Section 2.01(a).

“Bermuda Term Loan” means a term loan made to the Bermuda Borrower pursuant to Section 2.01(a)(ii).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation and (b) with respect to any other Person, the board of directors or other similar body and (except if used in the definition of “Change in Control”) committee or Person of such Person serving a similar function.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrowers” has the meaning assigned to such term in the preamble hereto.

“Borrowing” means (a) Loans (other than Swingline Loans) made to the same Borrower(s) of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03 or 2.04.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, Hong Kong, Taiwan or Singapore and, if such day relates to any Eurodollar Loan, means any such day that is also a London Banking Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on the Original Closing Date, and the amount of such obligations as of any date shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the Original Closing Date that would appear on a balance sheet of such Person prepared as of such date.

“Capital Market Indebtedness” means any broadly distributed debt securities issued in the capital markets, whether issued in a public offering or private placement (including pursuant to Section 4(2) of the Securities Act or Rule 144A, Regulation S or Regulation D under the Securities Act), in each case in an original aggregate principal amount exceeding $100,000,000.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable Issuing Bank and the Revolving Lenders, as collateral for the L/C Exposures, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank (which documents are hereby consented to by the Revolving Lenders).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent, in the name of the Administrative Agent.

“Cash Equivalents” means:

(a)        direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)        investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least “A‑1” from S&P or “P‑1” from Moody’s;

(c)        marketable short-term money market and similar securities having a rating of at least “A‑2” from S&P or “P‑2” from Moody’s (or, if at the time neither S&P or Moody’s shall be rating such obligations, an equivalent rating from another rating agency satisfactory to the Administrative Agent) and in each case maturing within one year from the date of acquisition thereof;

(d)        investments in certificates of deposit, bankers’ acceptances, time deposits and eurodollar time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any office of (i) any commercial bank organized under the laws of the United States of America or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000 or (ii) any Lender hereunder;

(e)        fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (d) of this definition;

(f)        money market funds that (i) (A) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, and (B) substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) of this definition or (ii) are issued or offered by any of the Lenders hereunder;

(g)        foreign investments substantially comparable to any of the foregoing in connection with managing the cash of any Foreign Subsidiary;

(h)        readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having an “A” rating from either S&P or Moody’s with maturities of one year or less from the date of acquisition;

(i)        investments with weighted average life to maturities of one year or less from the date of acquisition in money market funds rated “A” (or the equivalent thereof) or better by S&P or “A” (or the equivalent thereof) or better by Moody’s and in each case in Dollars;

(j)        short-term obligations issued by entities organized under the Laws of the PRC, the Republic of India or the United Mexican States, which, in each case, are given the highest credit rating by independent rating agencies operating in those respective jurisdictions recognized as the leading credit rating agencies in such jurisdictions by the Administrative Agent; and

(k)        other investments (not made for speculative purposes with respect to currency exchange rates) of substantially the same type, maturity and liquidity and issued by comparable governmental entities and obligors and having at least the same creditworthiness as the investments and obligors listed in clauses (a) through (j) above denominated in the currency of any jurisdiction in which any Subsidiary conducts its operations.

“Cash Management Agreement” means any agreement or other instrument governing Cash Management Obligations.

“Cash Management Bank” means any Person that was an Agent or a Lender or an Affiliate of an Agent or a Lender (a) on the Closing Date or in connection with the initial syndication of the Loans or (b) at the time it enters into a Cash Management Agreement, in its capacity as a party thereto.

“Cash Management Obligations” means obligations owed by Holdings or any Subsidiary to any Lender, any Affiliate of a Lender or a Cash Management Bank in respect of (a) any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and (b) Holdings’ or any Subsidiary’s participation in commercial (or purchasing) card programs at a Lender or any Affiliate of a Lender or a Cash Management Bank (“card obligations”).

“CFC” means (a) any Person that is a “controlled foreign corporation” within the meaning of Section 957, but only if a “United States person” (within the meaning of Section 7701(a)(30)) that is an Affiliate of a Loan Party is, with respect to such Person, a “United States shareholder” (within the meaning of Section 951(b)) described in Section 951(a)(1); and (b) each Subsidiary of any Person described in clause (a). For purposes of this definition, all Section references are to the Code.

“Change in Control” means an event or series of events by which:

(a)        any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Equity Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the common Equity Interests of Holdings, or other Equity Interests (that carry unconditional or conditional entitlements to vote on the appointment of directors or equivalent officers; provided that in the case of any such conditional entitlements, such Equity Interests shall only be included within this clause (a) upon and with effect from the time when the applicable conditions to such entitlements are satisfied) of Holdings at any time;

(b)        during any period of 24 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of the Board of Directors of Holdings or equivalent governing body on the first day of such period, (ii) whose election or nomination to the Board of Directors of Holdings or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the Board of Directors of Holdings or equivalent governing body or (iii) whose election or nomination to the Board of Directors of Holdings or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the Board of Directors of Holdings or equivalent governing body; or

(c)        Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in each of the Borrowers.

“Change in Law” means (a) the adoption or taking effect of any law, treaty, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 9.14.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Domestic Revolving Loans, Bermuda Revolving Loans, Luxembourg Revolving Loans, Swingline Loans, Domestic Term Loans, Bermuda Term Loans, Luxembourg Term Loans, Incremental Term Loans of any series, Extended Term Loans of any series or Loans pursuant to any series of Extended Revolving Commitments and (b) any Commitment, refers to whether such Commitment is a Term Loan Commitment, Increased Commitment, Revolving Commitment or Extended Revolving Commitment of any series; and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class.

“Closing Date” means the date on which the conditions specified in Section 4.01 of this Agreement were satisfied, which date was August 9, 2018.

“Co-Arranger” means  Mizuho Bank, Ltd., as the co-arranger, in its capacity as such.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means a Revolving Commitment, Extended Revolving Commitment, Term Loan Commitment or Increased Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit F.

“Consolidated EBITDA” means, for any Test Period, Consolidated Net Income plus:

(a)        the following, without duplication, to the extent deducted in calculating such Consolidated Net Income:

(i)        Consolidated Interest Charges,

(ii)        the provision for Federal, state, local and foreign income taxes payable,

(iii)        depreciation and amortization expense,

(iv)        non-recurring expenses reducing such Consolidated Net Income in such period,

(v)        non-cash expenses reducing such Consolidated Net Income in such period,

(vi)        the amount of any restructuring charge or reserve, integration cost or any expense or cost associated with consolidating facilities, establishing new facilities or closing facilities or any cost or expense associated with realigning, consolidating or terminating personnel or any cost or expense associated with contract termination or information technology integration or establishment, including any one-time costs incurred in connection with acquisitions,

        (vii)        the amount of “run rate” cost savings, operating expense reductions and cost-saving synergies projected by Holdings in good faith to be realized as a result of mergers, amalgamations, acquisitions and other business combinations, divestitures, Dispositions, restructurings, cost savings initiatives and other similar initiatives consummated by Holdings or any Subsidiary completed or expected in good faith to be completed within twelve months after the date any such transaction is consummated (which cost-savings, reductions and synergies shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such cost savings, reductions and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) no cost savings, reductions or synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges relating to such cost savings, reductions and synergies that are included in this definition of “Consolidated EBITDA” or otherwise given pro forma effect and (B) the aggregate amount of cost savings, reductions and synergies added pursuant to this clause (vii) shall not exceed 15% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to such adjustments); and minus

(b)        the following, without duplication, to the extent included in calculating such Consolidated Net Income:

(i)        Federal, state, local and foreign income tax credits,

(ii)        all non-cash items increasing Consolidated Net Income,

(iii)        non-recurring items increasing such Consolidated Net Income and

(iv)        non-cash expenses (whether non-recurring or otherwise) reducing Consolidated Net Income in a prior period, included in (or added back in) the calculation of Consolidated EBITDA for such prior period, that become cash expenses or otherwise payable in cash in such Test Period, in each of clauses (a) and (b), of or by Holdings and its Subsidiaries (on a consolidated basis) for such Test Period;

provided that in the calculation of Consolidated EBITDA, if during any Test Period (or, in the case of pro forma calculations, during the period from the last day of such Test Period to and including the date as of which such calculation is made) Holdings or any of its Subsidiaries shall have made a Disposition or an acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving effect thereto on a Pro Forma Basis giving effect, without duplication, to projected or anticipated cost savings, operating expense reductions and cost-saving synergies, subject to the limitation set forth in clause (vii) above and solely to the extent such cost savings, operating expense reductions and cost-saving synergies have been realized or for which all steps necessary for realization have been taken or are reasonably expected to be taken within twelve months after the date any such transaction is consummated, in each case as certified by a Responsible Officer of Holdings in good faith.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) the outstanding principal amount of all obligations for borrowed money (including such obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all obligations, other than intercompany items, in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business, any purchase price adjustment or earn-out obligation except to the extent such obligation is a liability on the balance sheet of Holdings and its Subsidiaries  in accordance with GAAP at the time initially incurred and deferred or equity compensation arrangements payable to directors, officers or employees), (d) all Capital Lease Obligations and Synthetic Lease Obligations of Holdings and its Subsidiaries, (e) all obligations, contingent or otherwise, in respect of letters of credit, banker’s acceptances or letters of guaranty, in each case supporting outstanding Indebtedness, (f) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than Holdings or any Subsidiary thereof, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any other entity (including any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Holdings or any Subsidiary thereof is a general partner or joint venturer) to the extent that Holdings or any Subsidiary has any express actual or contingent liability therefor as a result of Holdings’ or such Subsidiary’s ownership interest in or other relationship with such entity and pursuant to contractual arrangements, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Consolidated Interest Charges” means, for any Test Period, the sum of (a) all interest, debt discount, financing fees, letter of credit fees and capitalized interest (including in connection with the deferred purchase price of assets), in each case, to the extent treated as interest in accordance with GAAP, (b) the portion of rent or similar expense under Capital Lease Obligations and Synthetic Lease Obligations that is treated as interest in accordance with GAAP and (c) net payments made (or less net payments received) in respect of Swap Agreements permitted under this Agreement designed to hedge or protect against interest rate fluctuations, in each case, of or by Holdings and its Subsidiaries (on a consolidated basis) for such Test Period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recent Test Period ended on or prior to such date of determination to (b) Consolidated Interest Charges for the most recent Test Period ended on or prior to such date of determination.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date minus unrestricted cash and Cash Equivalents on Holdings’ and its Subsidiaries’ consolidated balance sheet to (b) Consolidated EBITDA for the most recent Test Period ended on or prior to such date of determination.

“Consolidated Net Income” means, for any Test Period, the net income or loss of Holdings and its Subsidiaries on a consolidated basis for such Test Period, excluding, without duplication, (a) any after-tax extraordinary items of gain or loss, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) any income (or loss) for such period attributable to the early extinguishment of Indebtedness, Swap Agreements or other derivative instruments or (d) accruals and reserves (and any adjustments in such accruals or reserves) that are established or adjusted as a result of the Transactions or any acquisitions in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses and underwriting fees, discounts and commissions of Holdings or any Subsidiary incurred in connection with an acquisition; provided that there shall be excluded from the calculation of Consolidated Net Income for any period (i) the income (or loss) of any Person (other than any Subsidiary) in which any other Person (other than Holdings or any Subsidiary) has an ownership interest, except to the extent that any such income is actually distributed in cash to Holdings or such Subsidiary during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged or amalgamated with or into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, except as provided in the definitions of “Consolidated EBITDA” and “Pro Forma Basis” herein, and (iii) the income of any Subsidiary (other than a Subsidiary that is a Guarantor) to the extent that the declaration or payment of Restricted Payments or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.  There shall be excluded from Consolidated Net Income for any period the effects from applying purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrowers and its subsidiaries), as a result of the Transactions or any acquisition or the amortization or write-off of any amounts thereof.

“Consolidated Total Assets” means, as at any date, the total assets of Holdings and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) that would be shown as total assets on a consolidated balance sheet of Holdings and its Subsidiaries after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means, with respect to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Co-Syndication Agents” means Citigroup Global Markets Asia Limited, Credit Agricole Corporate and Investment Bank, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Westpac Banking Corporation, as syndication agents, each in its capacity as such.

“Credit Event” means each of the following: (a) a Borrowing and (b) any issuance, renewal or amendment increasing the amount of any Letter of Credit.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrowers’ non-credit-enhanced, senior unsecured Long-Term Indebtedness.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or, which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning assigned to such term in Section 2.11(c).

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that, as determined in good faith by the Administrative Agent, (a) has failed to (i) fund all or any portion of any Class of Loans within two (2) Business Days of the date such Loans or portion thereof were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder or generally under other agreements in which it has committed to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers) or (d) after the date of this Agreement, has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the

Borrowers, each Issuing Bank, the Swingline Lender and each Lender.  If the Borrowers, the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender (if it is a Revolving Lender) will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the applicable Class of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans of the applicable Class and funded and unfunded participations in Letters of Credit and Swingline Loans of the applicable Class to be held pro rata by the Revolving Lenders in accordance with the Commitments with respect to the applicable Class of Revolving Loans, whereupon such Lender, if applicable, will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

“Disclosed Matters” means the matters disclosed in Schedule 3.05.

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, transfer or other disposition thereof, but excluding licenses and leases entered into in the ordinary course of business or that are customarily entered into by companies in the same or similar lines of business.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset disposition so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset disposition event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration, cancellation, termination or cash collateralization of any Letters of Credit in accordance with the terms hereof), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and cash in lieu of fractional shares if such Qualified Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if the issuer has the option to pay such dividends solely in Qualified Equity Interests) or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a)-(d), prior to the date that is 91 days after the Term Loan Maturity Date.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Borrower” has the meaning assigned to such term in the preamble hereto.

“Domestic Revolving Borrowing Amount” has the meaning assigned to such term in Section 2.01(b).

“Domestic Revolving Loan” means a revolving loan made to the Domestic Borrower pursuant to Section 2.01(b)(i).

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia, other than (a) any such Subsidiary that is a Subsidiary of a Foreign Subsidiary of the Domestic Borrower that is a CFC or (b) any Relevant Disregarded Entity.

“Domestic Term Borrowing Amount” has the meaning assigned to such term in Section 2.01(a).

“Domestic Term Loan” means a term loan made to the Domestic Borrower pursuant to Section 2.01(a)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 9.04(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 9.04(b)(iii)).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or the effect of Hazardous Materials on the environment or on health and safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Investors” means Bain Capital Partners, LLC and its affiliated funds.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to any Plan, a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Borrower or any of the ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by a Borrower or any of the ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of a Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan or a cessation of operations by a Borrower or an ERISA Affiliate that is treated as such a withdrawal under Section 4062(e) of ERISA; or (h) the receipt by a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower or any ERISA Affiliate of any notice, concerning the imposition upon a Borrower or any of the ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of such Swap Obligation (or any Guarantee thereof) is or becomes illegal under or otherwise violates the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Swingline Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) any Tax imposed on such recipient’s net income or profits (or any franchise Tax imposed in lieu of a Tax on net income or profits) by any jurisdiction (i) as a result of such recipient being organized in or having its principal office or applicable lending office located in such jurisdiction or (ii) as a result of any other present or former connection between such recipient and such jurisdiction (other than any connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Document, and/or sold or assigned an interest in any Loan or Loan Document), (b) any branch profits Taxes within the meaning of Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.17), any U.S. Federal withholding Tax that is imposed on amounts payable to such Lender pursuant to a Law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding Tax pursuant to Section 2.15, (d) any withholding Tax that is attributable to a recipient’s failure to comply with Section 2.15(d) and (e) any U.S. Federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Existing Letters of Credit” means the Letters of Credit listed on Schedule 2.05.

“Existing Term Loan Class” has the meaning assigned to such term in Section 2.19(a).

“Extended Revolving Commitments” means revolving credit commitments established pursuant to Section 2.19 that are substantially identical to the Revolving Commitments except that such Revolving Commitments may have a later maturity date and different provisions with respect to interest rates and fees than those applicable to the Revolving Commitments.

“Extended Term Loans” has the meaning assigned to such term in Section 2.19(a).

“Extending Term Lender” has the meaning assigned to such term in Section 2.19(c).

“Extension Election” has the meaning assigned to such term in Section 2.19(c).

“Extension Request” has the meaning assigned to such term in Section 2.19(a).

“Facility” means the Term A Facility, the Incremental Facility, the Revolving Credit Facility or the Letter of Credit Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (and any amended or successor version described above) and any intergovernmental agreements implementing the foregoing (and any legislation, regulations or other official guidance adopted by a Governmental Authority implementing such intergovernmental agreements).

“FCPA” has the meaning assigned to such term in Section 3.12.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the fee letter, dated as of June 5, 2018, among Holdings, Wells Fargo and Wells Fargo Securities, LLC.

“Finance Party” means any of the Administrative Agent, any Lender (including the Swingline Lender), any Issuing Bank and each sub-agent appointed by the Administrative Agent from time to time pursuant to Article VIII.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer, or controller of Holdings.

“Foreign Benefit Arrangement” has the meaning assigned to such term in Section 3.14(d).

“Foreign Lender” means any Lender, Swingline Lender or Issuing Bank that is not a “United States” person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Plan” has the meaning assigned to such term in Section 3.14(d).

“Foreign Subsidiary” means any direct or indirect Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time; provided that Holdings may, by written notice from a Financial Officer to the Administrative Agent and the Lenders, elect to change its financial accounting to IFRS and, in such case, unless the context otherwise requires (including pursuant to Section 1.04), all references to GAAP herein shall refer to IFRS.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means Holdings and its Subsidiaries from time to time.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by Holdings in good faith.

“Guarantee Agreement” means, collectively, the Amended and Restated Guarantee Agreement executed by the Borrowers and the Guarantors, substantially in the form of Exhibit C, together with each supplement executed and delivered pursuant to Section 5.09.

“Guarantor” means, collectively, Holdings, the Subsidiaries of Holdings listed on Schedule 5.09 and each other Subsidiary that has executed a guaranty or guaranty supplement in accordance with Section 5.09.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means any Swap Agreement existing on the Closing Date between Holdings or any Subsidiary and any Hedge Bank or entered into following the Closing Date by and between Holdings or any Subsidiary and any Hedge Bank.

“Hedge Bank” means any Person that is an Agent or a Lender or an Affiliate of an Agent or a Lender (a) on the Closing Date or in connection with the initial syndication of the Loans or (b) at the time it enters into a Hedge Agreement, in its capacity as a party thereto.

“Holdings” has the meaning assigned to such term in the preamble hereto.

“Honor Date” has the meaning assigned to such term in Section 2.05(c)(i).

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Increased Commitment” has the meaning assigned to such term in Section 2.18(a).

“Increasing Lender” has the meaning assigned to such term in Section 2.18(a).

“Incremental Facility” has the meaning assigned to such term in Section 2.18(a).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.18(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person, other than intercompany items, in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business, any purchase price adjustment or earn-out obligation except to the extent such obligation is a liability on the balance sheet of such Person in accordance with GAAP at the time initially incurred and deferred or equity compensation arrangements payable to directors, officers or employees), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the fair market value of such Property (except to the extent otherwise provided in this definition), (f) all Guarantees by such Person of Indebtedness of others of a type described in any of clauses (a) through (e) above or (g) through (j) below, (g) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all obligations of such Person under any Swap Agreement (with the “principal” amount of any Swap Agreement on any date being equal to the early termination value thereof on such date).  The Indebtedness of any Person shall (i) include the Indebtedness of any other entity (including any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer) to the extent such Person is expressly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity and pursuant to contractual arrangements, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (ii) exclude customer deposits and advances and interest payable thereon in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Intercompany Subordination Agreement” means the amended and restated intercompany indebtedness subordination agreement dated as of August 9, 2018 among, inter alia, Holdings, the Borrowers and each other Subsidiary from time to time party thereto.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.03.

“Interest Payment Date” means (a) with respect to any Base Rate Loan (including Swingline Loans), the last day of each March, June, September and December and the final maturity date of such Loan and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months or, if deposits of such duration are available to all of the Lenders having Commitments or Loans of the applicable Class, twelve or a period shorter than one month (as selected by the applicable Borrower); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee of Indebtedness of, assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of Section 6.08, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but less any amount paid, repaid, returned, distributed or otherwise received by such Person in respect of such Investment after the making of such Investment by such Person (provided that the amount of such Investment shall not be reduced below zero at any time).

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application and any other document, agreement and instrument entered into by an Issuing Bank and the applicable Borrower (or any Subsidiary) or in favor of such Issuing Bank and relating to such Letter of Credit.  If any Issuer Document is inconsistent with this Agreement, this Agreement shall govern.

“Issuing Bank” means Wells Fargo Bank, National Association (only with respect to standby Letters of Credit) and any other Lender (subject to such Lender’s consent) designated by the applicable Borrower and consented to by the Administrative Agent that becomes an Issuing Bank, in each case in its capacity as an issuer of Letters of Credit hereunder, and any successors in such capacity as provided in Section 9.04; provided that the Issuing Bank for any Existing Letter of Credit shall be the financial institution indicated on Schedule 2.05.  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from an L/C Disbursement under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Base Rate Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” means, at any time, the sum of (a) the aggregate Outstanding Amount of all Letters of Credit at such time plus (b) the aggregate amount of all L/C Disbursements, including Unreimbursed Amounts, that have not yet been reimbursed by or on behalf of the applicable Borrower at such time.  The L/C Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total L/C Exposure at such time.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10.  For all purposes of this Agreement, if on any date of determination a standby Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Exposure Sublimit” means $75,000,000.

“Lead Arrangers” means Wells Fargo Securities, LLC, Citigroup Global Markets Asia Limited, Credit Agricole Corporate and Investment Bank, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated (including any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement) and Westpac Banking Corporation, in their capacities as joint lead arrangers and joint bookrunning managers for the Facilities provided for herein.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.18 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means a standby or commercial Letter of Credit issued (or deemed issued) pursuant to Section 2.05.  Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an Issuing Bank.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Revolving Credit Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Facility” means the letter of credit facility made or to be made available pursuant to Section 2.05.  The Letter of Credit Facility is part of, and not in addition to, the Revolving Credit Facility.

“LIBO Rate” means, subject to the implementation of a Replacement Rate in accordance with Section 2.12(b):

(a)        for any Interest Period with respect to a Eurodollar Borrowing, the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (“LIBOR”), as published by Reuters (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (or, if such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Borrowing being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period); and

(b)        for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day, for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request determined on such date of determination;

provided that, notwithstanding the foregoing, in no event shall the LIBO Rate (including any Replacement Rate with respect thereto) be less than 0.00% per annum.

Notwithstanding the foregoing, unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.12(b), in the event that a Replacement Rate with respect to the LIBO Rate is implemented, then all references herein to the “LIBO Rate” shall be deemed references to such Replacement Rate.

“LIBOR” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset (or any capital lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Domestic Term Loan, a Bermuda Term Loan, a Luxembourg Term Loan, an Incremental Term Loan, an Extended Term Loan, a Domestic Revolving Loan, a Bermuda Revolving Loan, a Luxembourg Revolving Loan or a Swingline Loan.

“Loan Documents” means this Agreement, the Guarantee Agreement, each Additional Credit Extension Amendment, any promissory notes executed and delivered pursuant to Section 2.08(g), the Fee Letter, the Intercompany Subordination Agreement, any agreement creating or perfecting rights in cash collateral pursuant to the provisions of Section 2.20, and any amendments, waivers, supplements or other modifications to any of the foregoing.

“Loan Parties” means the Borrowers and the other Guarantors.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Luxembourg Borrower” has the meaning assigned to such term in the preamble hereto.

“Luxembourg Revolving Borrowing Amount” has the meaning assigned to such term in Section 2.01(b).

“Luxembourg Revolving Loan” means a revolving loan made to the Luxembourg Borrower pursuant to Section 2.01(b)(iii).

“Luxembourg Term Borrowing Amount” has the meaning assigned to such term in Section 2.01(a).

“Luxembourg Term Loan” means a term loan made to the Luxembourg Borrower pursuant to Section 2.01(a)(iii).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the properties, business, condition (financial or otherwise) or results of operations of the Group taken as a whole; (b) a material impairment of the rights and remedies of the Finance Parties under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and any intercompany Indebtedness) of any one or more of Holdings and its Subsidiaries in an aggregate principal amount exceeding $100,000,000.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.17.

“Non-Defaulting Lender” means and includes any Lender other than a Defaulting Lender.

“Non-Extension Notice Date” has the meaning assigned to such term in Section 2.05(b)(iii).

“Note” means a promissory note made by the applicable Borrowers in favor of a Lender if requested by such Lender evidencing Loans made by such Lender to the applicable Borrowers, substantially in the form of Exhibit B-1, Exhibit B-2, Exhibit B-3, Exhibit B-4, Exhibit B-5 or Exhibit B-6, as applicable.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all Indebtedness (including interest, fees and other amounts that, but for the filing of a petition in bankruptcy, insolvency, receivership or other similar proceeding, with respect to any Loan Party would have accrued any Obligations, regardless of whether allowed or allowable in such proceeding) and other monetary obligations of any of the Loan Parties to any of the Lenders, their Affiliates, the Administrative Agent, any Cash

Management Bank and any Hedge Bank, individually or collectively, existing on the Closing Date or arising thereafter (direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured) arising or incurred under this Agreement or any of the other Loan Documents, any Hedge Agreement (excluding any Excluded Swap Obligations) or Cash Management Agreement (including under any of the Loans made or reimbursement or other monetary obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof), in each case whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding (including interest and fees which, but for the filing of a petition in bankruptcy with respect to any Loan Party, would have accrued on any Obligations, whether or not a claim is allowed against such Loan Party for such interest or fees in the related bankruptcy proceeding)); provided that (a) obligations of the Loan Parties under any Hedge Agreement (excluding any Excluded Swap Obligations) and any Cash Management Agreement shall be guaranteed pursuant to the Guarantee Agreement only to the extent that, and for so long as, the other Obligations are so guaranteed and (b) any release of Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Hedge Agreements or Cash Management Agreements.  Notwithstanding the foregoing, (i) nothing herein shall otherwise limit the rights of any such holder of obligations under a Hedge Agreement set forth in such Hedge Agreement and (ii) Obligations shall in no event include any Excluded Swap Obligations.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or other constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Closing Date” means June 30, 2015.

“Other Taxes” means any and all present or future stamp, court, intangible, recording, filing or documentary Taxes or any other excise, property or similar Taxes, arising from any payment made under any Loan Document or from the execution, delivery, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Amount” means (a) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date, (b) with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swingline Loans occurring on such date, and (c) with respect to any Letter of Credit on any date, the Dollar Equivalent of the aggregate outstanding amount of such Letter of Credit on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the Letter of Credit as of such date, including as a result of any reimbursements by the applicable Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning assigned to such term in Section 9.04(d).

“Participant Register” has the meaning assigned to such term in Section 9.04(d).

“PATRIOT Act” has the meaning assigned to such term in Section 9.13.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Additional Debt” has the meaning assigned to such term in Section 6.01(r).

“Permitted Encumbrances” means:

(a)        Liens imposed by Law for Taxes that are not overdue for a period of more than thirty (30) days or are being contested in compliance with Section 5.04;

(b)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other like Liens, arising in the ordinary course of business and securing obligations that are not overdue by more than ninety (90) days or are being contested in compliance with Section 5.04;

(c)        (i) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations (including to support letters of credit or bank guarantees) and (ii) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to Holdings or any Subsidiary;

(d)        Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, appeal and replevin bonds, performance bonds, indemnity bonds, bonds to secure the payment of excise taxes or customs duties in connection with the sale or importation of goods and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(e)        Liens in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;

(f)        easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, protrusions and similar encumbrances and minor title defects affecting real property imposed by Law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of Holdings or any Subsidiary;

(g)        any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by Holdings or any Subsidiary as a part of its business and covering only the assets so leased; and

(h)        performance and return-of-money bonds, or in connection with the payment of the exercise price or withholding taxes in respect of the exercise, payment or vesting of stock appreciation rights, stock options, restricted stock, restricted stock units, performance share units or other stock-based awards, and other similar obligations;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Refinancing Indebtedness” means, with respect to any Person, any amendment, modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so amended, modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such amendment, modification, refinancing, refunding, renewal, replacement or extension; (b) such amendment, modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the earlier of (i) the final maturity date of the Indebtedness so amended, modified, refinanced, refunded, renewed, replaced or extended and (ii) the date which is 91 days after the Term Loan Maturity Date; (c) such amendment, modification, refinancing, refunding, renewal, replacement or extension has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness being amended, modified, refinanced, refunded, renewed, replaced or extended; (d) to the extent such Indebtedness being amended, modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such amendment, modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders (in the good faith determination of Holdings) as those contained in the documentation governing the Indebtedness being amended, modified, refinanced, refunded, renewed, replaced or extended; and (e) such amendment, modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor of the Indebtedness being so modified, refinanced, refunded, renewed, replaced or extended (other than to the extent (i) any additional obligor is or will become a Loan Party or (ii) no such obligor on the Indebtedness being modified, replaced, refinanced refunded, renewed or extended is a Loan Party).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 5.01.

“PRC” means The People’s Republic of China (excluding, for the purposes hereof, Hong Kong, Macau and Taiwan).

“Primary Currency” has the meaning assigned to such term in Section 9.17.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary owned by Holdings or any of its Subsidiaries or any division, product line, or facility used for operations of Holdings or any of its Subsidiaries, shall be excluded, and (ii) in the case of an Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by Holdings or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are expressly permitted by the definition of “Consolidated EBITDA”.

“Process Agent” has the meaning assigned to such term in Section 9.16.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.

“Recipient” has the meaning assigned to such term in Section 2.15(g)(ii).

“Register” has the meaning assigned to such term in Section 9.04(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the environment, including the abandonment, discarding, burying or disposal of barrels, containers or other receptacles containing any Hazardous Material.

“Relevant Disregarded Entity” means any Subsidiary of the Domestic Borrower that is (a) organized under the Laws of the United States, any state thereof or the District of Columbia that is treated as a disregarded entity for United States Federal income tax purposes and that owns, directly or through another disregarded entity, no material assets other than more than 65% of the outstanding voting Equity Interests in any Foreign Subsidiary that is a CFC or (b) listed on Schedule 5.09.

“Removal Effective Date” has the meaning assigned to such term in paragraph (f) of Article VIII.

“Replacement Rate” has the meaning assigned to such term in Section 2.12(b).

“Required Class Lenders” means, with respect to any Class on any date of determination, Lenders having more than 50% of the sum of (a) the outstanding Loans under such Class and (b) the aggregate unused Commitments under such Class; provided that the portion of outstanding Loans and the unused Commitments of such Class, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Class Lenders.

“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time; provided that the Commitment of, and the portion of the Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time; provided that the Revolving Commitment of, and the portion of the Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means the chief executive officer, president, any vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party (or the equivalent positions for any Foreign Subsidiary) and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments” means any dividend or other distribution, whether in cash, securities or other property (other than any such dividend or other distribution payable solely with Qualified Equity Interests), with respect to any Equity Interests in Holdings or any Subsidiary, or any payment, whether in cash, securities or other property (other than any such payment solely with Qualified Equity Interests), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings or any Subsidiary.

“Revaluation Date” means, with respect to any Letter of Credit, each of the following: (a) each date of issuance or renewal of a Letter of Credit denominated in an Alternative Currency, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in an Alternative Currency, (d) the first Business Day of each month and (e) such additional dates as the Administrative Agent or the applicable Issuing Bank shall reasonably determine.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Domestic Revolving Loans, Bermuda Revolving Loans and/or Luxembourg Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans, as applicable, hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, (b) increased from time to time pursuant to Section 2.18 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 of this Agreement.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Commitments is $500,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of such Lender’s outstanding Revolving Loans of any Class and its L/C Exposure and Swingline Exposure at such time.

“Revolving Credit Facility” means the revolving credit facility made available or to be made available hereunder, including the revolving loan facility made available or to be made available pursuant to Section 2.01(b), the Swingline Loans and the Letter of Credit Facility.

“Revolving Credit Maturity Date” means August 9, 2023.

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Credit Exposure.

“Revolving Loan” means a Domestic Revolving Loan, a Bermuda Revolving Loan or a Luxembourg Revolving Loan.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be reasonably determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or (c) other relevant sanctions authority.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state or any similar list enforced by any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“S&P” means S&P Global Ratings, a division of the S&P Global Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“series” means, with respect to any Extended Term Loans, Incremental Term Loans or Extended Revolving Commitments, all such Term Loans or Extended Revolving Commitments that have the same maturity date, amortization and interest rate provision and that are designated as part of such “series” pursuant to the applicable Additional Credit Extension Amendment.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Transaction” means, with respect to any Test Period, any of the following events occurring after the first day of such Test Period and prior to the applicable date of determination: (a) any Investment by Holdings or any Subsidiary in any Person other than a Person that was a wholly-owned Subsidiary on the first day of such period involving (i) the acquisition of a new Subsidiary or joint venture, (ii) an increase in any of Holdings’ and its Subsidiaries’ consolidated economic ownership of a joint venture or (iii) the acquisition of a product line or business unit, (b) any asset sale involving (i) the disposition of Equity Interests of a Subsidiary or joint venture (other than to Holdings or a Subsidiary) or (ii) the disposition of a product line or business unit, (c) any incurrence or repayment of Indebtedness (in each case, other than Swap Agreements, Revolving Loans, Swingline Loans and borrowings and repayments of Indebtedness in the ordinary course of business under revolving credit facilities except to the extent there is a reduction in the related Revolving Commitments or other revolving credit commitment) and (d) any other transaction specifically required to be given effect to on a Pro Forma Basis.

“Spot Rate” for a currency means, except as otherwise provided in Section 1.06(c), the rate determined by the Administrative Agent or the applicable Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided, further, that the applicable Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Subject Party” has the meaning assigned to such term in Section 2.15(g)(ii).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Holdings.

“Supplier” has the meaning assigned to such term in Section 2.15(g)(ii).

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or its Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Wells Fargo, in its capacity as lender of Swingline Loans hereunder, or any successor swingline lender hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Loan Notice” means a notice of a Swingline Loan Borrowing pursuant to Section 2.04, which, if in writing, shall be substantially in the form of Exhibit E.

“Swingline Loan Sublimit” means $75,000,000.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) any so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Indemnitee” has the meaning assigned to such term in Section 2.15(e).

“Taxes” means any and all present or future taxes, levies, imposts, duties, assessments, deductions, charges or withholdings of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Facility” means the term loan A facility made available or to be made available pursuant to Section 2.01(a).

“Term Lender” means a Lender with a Term Loan Commitment or Term Loans or a Lender holding Incremental Term Loans or Extended Term Loans of any series.

“Term Loan” means the Domestic Term Loans made to the Domestic Borrower, the Bermuda Term Loans made to the Bermuda Borrower and the Luxembourg Term Loans made to the Luxembourg Borrower pursuant to Section 2.01(a), any Incremental Term Loans of each series and Extended Term Loans of each series.

“Term Loan Commitment” means with respect to each Lender, the commitment, if any, of such Lender to make a Domestic Term Loan, a Bermuda Term Loan and/or a Luxembourg Term Loan, as applicable, pursuant to Section 2.01(a), as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed a Term Loan Commitment, as applicable.  The initial aggregate amount of the Lenders’ Term Loan Commitments is $680,000,000.

“Term Loan Maturity Date” means August 9, 2023.

“Test Period” means, at any date of determination, the most recently completed four fiscal quarters of Holdings.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans on the Closing Date and the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Base Rate.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance.

“Unfunded Pension Liability” means, as of the most recent valuation date for a Plan, the excess of (a) the Plan’s actuarial present value (determined on the basis of reasonable assumptions employed for such Plan for purposes of Section 430 of the Code or Section 303 of ERISA) of its benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over (b) the fair market value of the assets of such Plan.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.05(c)(i).

“U.S. Lender” means any Lender, Swingline Lender or Issuing Bank that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.15(d)(ii)(C).

“VAT” means (a) any tax imposed in compliance with the Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112), and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, the tax referred to in clause (a) above, or imposed elsewhere.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.Terms Generally.  The definitions of terms in this Agreement and each other Loan Document shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement or any other Loan Document in which such references appear and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.Accounting Terms; GAAP.

(a)        Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, (i) if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP (including as a result of the adoption of IFRS) or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP (including as a result of the adoption of IFRS) or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) notwithstanding anything in GAAP to the contrary, for purposes of all financial calculations hereunder, the amount of any Indebtedness outstanding at any time shall be the stated principal amount thereof (except to the extent such Indebtedness provides by its terms for the accretion of principal, in which case the amount of such Indebtedness at any time shall be its accreted amount at such time) and (iii) the accounting for operating leases and capital leases under GAAP as in effect on the Closing Date (including Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of “Capital Lease Obligations” and obligations in respect thereof.

(b)        Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant, including for purposes of Section 6.05, or the compliance with or availability of any basket contained in this Agreement, the Consolidated Leverage Ratio and Consolidated Interest Coverage Ratio shall be calculated with respect to such period on a Pro Forma Basis.

SECTION 1.05.Payments on Business Days.  When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurodollar Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

SECTION 1.06.Currency Equivalents Generally.

(a)        The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of L/C Credit Extensions and Outstanding Amounts in respect of Letters of Credit denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuing Bank, as applicable.

(b)        Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the applicable Issuing Bank.

(c)        Notwithstanding the foregoing provisions of this Section 1.06, for purposes of determining compliance with Article VI (except for Section 6.05) with respect to any amount of Indebtedness or Investment in a currency other than Dollars, (i) no Default shall be deemed to have occurred, solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred, and (ii) for purposes of any calculation required under Article VI, including with respect to determining whether any Indebtedness or Investment may be incurred (where, for the avoidance of doubt, the amount of any existing Indebtedness or Investment shall be determined as at the time of such incurrence), the “Spot Rate” for a currency shall be deemed to mean the rate at which such currency may be exchanged into any other currency (including Dollars), as set forth at approximately 11:00 a.m., London time, on such day on the Reuters World Currency Page for such currency.  In the event that such rate does not appear on any Reuters World Currency Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed by the Administrative Agent and Holdings, or, in the absence of such agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two (2) Business Days later.

SECTION 1.07.Pro Forma Compliance

.  Where any provision of this Agreement requires, as a condition to the permissibility of an action to be taken by Holdings or any of its Subsidiaries at any time prior to the delivery of financial statements for the fiscal quarter ending September 30, 2018, compliance on a Pro Forma Basis with Section 6.05, such provision shall mean that on a Pro Forma Basis (a) the Consolidated Leverage Ratio shall be no greater than 3.00:1.00 and (b) the Consolidated Interest Coverage Ratio shall be at least 3.00:1.00.

SECTION 1.08.Rounding.  Any financial ratios required to be maintained by Holdings and its Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.09.Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.10.Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.11.Additional Alternative Currencies.

(a)        The Borrowers may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  Such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank (such approvals not to be unreasonably withheld or delayed).

(b)        Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired L/C Credit Extension (or such other time or date as may be agreed by the Administrative Agent and the applicable Issuing Bank, in their sole discretion).  The Administrative Agent shall promptly notify the applicable Issuing Bank of any such request.  The applicable Issuing Bank shall notify the Administrative Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request, whether it consents to the issuance of Letters of Credit in such requested currency (such consent not to be unreasonably withheld or delayed).

(c)        Any failure by the applicable Issuing Bank to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the applicable Issuing Bank to permit Letters of Credit to be issued in such requested currency.  If the Administrative Agent and the applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the applicable Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.11, the Administrative Agent shall promptly so notify the applicable Borrower.

SECTION 1.12.Concerning Liability of the Borrowers.  (a) The Obligations of each of the Domestic Borrower, the Bermuda Borrower and the Luxembourg Borrower are several and not joint and several, (b) the Domestic Borrower shall guarantee the Obligations of the Bermuda Borrower and the Luxembourg Borrower pursuant to the Guarantee Agreement, (c) the Bermuda Borrower shall guarantee the Obligations of the Domestic Borrower and the Luxembourg Borrower pursuant to the Guarantee Agreement and (d) the Luxembourg Borrower shall guarantee the Obligations of the Domestic Borrower and Bermuda Borrower pursuant to the Guarantee Agreement, in each case of clauses (b), (c) and (d), to be entered into on the Closing Date in accordance with Article IV.

SECTION 1.13.Assignment of Loans.  For the avoidance of doubt, upon any assignment by any Lender of any Loan held or made by it or any part thereof to another Person in accordance with this Agreement, such Loan (or such part thereof) so assigned to such Person shall constitute a Loan made by such Person to the applicable Borrower(s).

ARTICLE II

The Credits

SECTION 2.01.Commitments.

(a)        Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make (i) a Domestic Term Loan on the Closing Date to the Domestic Borrower in Dollars in an amount equal to such Lender’s Applicable Percentage of the amount specified by the Domestic Borrower in the Borrowing Request delivered to the Administrative Agent pursuant to Section 2.03 (such amount, the “Domestic Term Borrowing Amount”), (ii) a Bermuda Term Loan to the Bermuda Borrower on the Closing Date in Dollars in an amount equal to such Lender’s Applicable Percentage of the amount specified by the Bermuda Borrower in the Borrowing Request delivered to the Administrative Agent pursuant to Section 2.03 (such amount, the “Bermuda Term Borrowing Amount”) and (iii) a Luxembourg Term Loan to the Luxembourg Borrower on the Closing Date in Dollars in an amount equal to such Lender’s Applicable Percentage of the amount specified by the Luxembourg Borrower in the Borrowing Request delivered to the Administrative Agent pursuant to Section 2.03 (such amount, the “Luxembourg Term Borrowing Amount” which, when combined with the Domestic Term Borrowing Amount and the Bermuda Term Borrowing Amount, shall not exceed the Term Loan Commitment of such Lender), in each case, by making immediately available funds to the Administrative Agent’s account not later than the time specified by the Administrative Agent, in an amount equal to (A) the Domestic Term Borrowing Amount as it relates to the Domestic Term Loans, (B) the Bermuda Term Borrowing Amount as it relates to the Bermuda Term Loans and (C) the Luxembourg Term Borrowing Amount as it relates to the Luxembourg Term Loans.  Amounts repaid in respect of Domestic Term Loans, Bermuda Term Loans and Luxembourg Term Loans may not be reborrowed.

(b)        Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make (i) Domestic Revolving Loans from time to time during the Availability Period to the Domestic Borrower in Dollars in an amount equal to such Lender’s Applicable Percentage of the amount specified by the Domestic Borrower in the Borrowing Request delivered to the Administrative Agent pursuant to Section 2.03 (each such amount, a “Domestic Revolving Borrowing Amount”), (ii) Bermuda Revolving Loans from time to time during the Availability Period to the Bermuda Borrower in Dollars in an amount equal to such Lender’s Applicable Percentage of the amount specified by the Bermuda Borrower in the Borrowing Request delivered to the Administrative Agent pursuant to Section 2.03 (each such amount, a “Bermuda Revolving Borrowing Amount”) and (iii) Luxembourg Revolving Loans from time to time during the Availability Period to the Luxembourg Borrower in Dollars in an amount equal to such Lender’s Applicable Percentage of the amount specified by the Luxembourg Borrower in the Borrowing Request delivered to the Administrative Agent pursuant to Section 2.03 (each such amount, a “Luxembourg Revolving Borrowing Amount” which, when combined with any Domestic Revolving Borrowing Amount and any Bermuda Revolving Borrowing Amount at any time outstanding, shall be an aggregate principal amount that will not result in (1) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitments or (2) the total Revolving Credit Exposures exceeding the total Revolving Commitments).  Within the foregoing limits and subject to the terms and conditions set forth herein, the (x) Domestic Borrower may borrow, prepay and reborrow Domestic Revolving Loans, (y) the Bermuda Borrower may borrow, prepay and reborrow Bermuda Revolving Loans and (z) the Luxembourg Borrower may borrow, prepay and reborrow Luxembourg Revolving Loans.

SECTION 2.02.Loans and Borrowings.

(a)        Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.

(b)        Subject to Section 2.12, each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Loans as the applicable Borrower may request in accordance herewith.  Each Swingline Loan shall be a Base Rate Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)        Each Borrowing of, conversion to or continuation of Eurodollar Loans shall be in an aggregate amount that is an integral multiple of $500,000 (or, if not an integral multiple, the entire available amount) and not less than $1,000,000.  Each Borrowing of, conversion to or continuation of Base Rate Loans (other than Swingline Loans which shall be subject to Section 2.04) shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that Eurodollar Revolving Loans and Base Rate Revolving Loans may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of a Swingline Loan pursuant to Section 2.04(c) or an L/C Disbursement as contemplated by Section 2.05(c).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Eurodollar Borrowings outstanding.

(d)        Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested (i) with respect to a Revolving Borrowing would end after the Revolving Credit Maturity Date or (ii) with respect to a Term Loan Borrowing would end after the Term Loan Maturity Date.

SECTION 2.03.Requests for Borrowings.  To request a Borrowing, a conversion of Loans from one Type to the other or a continuation of Eurodollar Loans, the applicable Borrower shall notify the Administrative Agent of such request, which may be given by telephone, not later than (a) 11:00 a.m. three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Loans or of any conversion of Eurodollar Loans to Base Rate Loans, and (b) 11:00 a.m. one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans; provided, however, that if the applicable Borrower wishes to request Eurodollar Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m., four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurodollar Loans, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 10:00 a.m., one (1) Business Day before the requested date of such Borrowing, conversion or continuation of Eurodollar Loans, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the applicable Lenders.  Each Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery or telecopy or transmission by electronic communication in accordance with Section 9.01(b) to the Administrative Agent of a written Borrowing Request in a form attached hereto as Exhibit D and signed by the applicable Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)        the Class of Loans to which such Borrowing Request relates;

(ii)        the aggregate amount of the requested Borrowing, conversion or continuation;

(iii)        the date of such Borrowing, conversion or continuation, which shall be a Business Day;

(iv)        whether such Borrowing, conversion or continuation is to be a Base Rate Borrowing or a Eurodollar Borrowing;

(v)        in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)        the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vii)        whether the applicable Borrower is requesting a new Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Loans.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing.  In the case of a failure to timely request a conversion or continuation of Eurodollar Loans, such Loans shall be converted to Base Rate Loans on the last day of the applicable Interest Period.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing or conversion or continuation of Eurodollar Loans, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each relevant Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.  Except as otherwise provided herein, a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Loans without the consent of the Required Class Lenders of the applicable Class.

SECTION 2.04.Swingline Loans.

(a)        Subject to the terms and conditions set forth herein, the Swingline Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make Swingline Loans to the Borrowers from time to time during the Availability Period; provided that no such Swingline Loan shall be permitted if, after giving effect thereto, (i) the aggregate principal amount of outstanding Swingline Loans would exceed the Swingline Loan Sublimit or (ii) the aggregate Revolving Credit Exposures would exceed the total Revolving Commitments; provided, further, that the Swingline Lender shall not be required to make any Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.  Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Swingline Loan.

(b)        To request a Swingline Loan the applicable Borrower shall notify the Administrative Agent and Swingline Lender of such request, which may be given by telephone and shall be irrevocable.  Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Swingline Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower.  Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swingline Loan Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in Section 2.04(a) or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, the Swingline Lender shall make such Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of the applicable Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(c), by remittance to the relevant Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)        (i)  The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of the Swingline Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Sections 2.02 and 2.03, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Commitments of the applicable Class and the conditions set forth in Section 4.02.  The Swingline Lender shall furnish the applicable Borrower with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent.  Each Revolving

Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in Same Day Funds for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Borrowing Request, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)        If for any reason any Swingline Loan cannot be refinanced by such Base Rate Loan in accordance with clause (i), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and such Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.  If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing.  If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Base Rate Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be.  A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(iii)        Each Revolving Lender’s obligation to make Base Rate Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Base Rate Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swingline Loans, together with interest as provided herein.

(d)        (i)  At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Applicable Percentage thereof in the same funds as those received by the Swingline Lender.

(ii)        If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 9.08 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate.  The Administrative Agent will make such demand upon the request of the Swingline Lender.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)        The Swingline Lender shall be responsible for invoicing the applicable Borrower for interest on the Swingline Loans.  Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(f)        The applicable Borrower(s) shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

(g)        If the maturity date shall have occurred in respect of any tranche of Revolving Commitments at a time when a tranche or tranches of Extended Revolving Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.05(j)), there shall exist sufficient unutilized Extended Revolving Commitments so that the respective outstanding Swingline Loans could be incurred pursuant the Extended Revolving Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Commitments, and such Swingline Loans shall not be so required to be repaid in full on such earliest maturity date.

SECTION 2.05.Letters of Credit.

(a)        The Letter of Credit Commitment.

(i)        Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of Holdings, any Borrower or any Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of Holdings, any Borrower or the Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the aggregate Dollar Equivalent of the L/C Exposure shall not exceed the L/C Exposure Sublimit and (y) the total Revolving Credit Exposures shall not exceed the total Revolving Commitments.  Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)        No Issuing Bank shall issue or amend any Letter of Credit, if: (A) subject to Section 2.05(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders and the applicable Issuing Bank have approved such expiry date; provided that Letters of Credit (at any one time outstanding) in an aggregate amount of up to $15,000,000 (determined in accordance with Section 1.10) may have an expiry date of up to 36 months from the date of issuance thereof; or (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders and the applicable Issuing Bank have approved such expiry date.

(iii)        No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A)        any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or direct that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(B)        the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C)        except as otherwise agreed by the Administrative Agent, the applicable Issuing Bank and Holdings, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(D)        except as otherwise agreed by the Administrative Agent and the applicable Issuing Bank, the Letter of Credit is in an initial stated amount of less than $100,000;

(E)        such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)        a default of any Revolving Lender’s (of the applicable Class) obligations to fund under Section 2.05(c) exists or any Revolving Lender (of the applicable Class) is at such time a Defaulting Lender hereunder, unless such Issuing Bank has entered into satisfactory arrangements (in such Issuing Bank’s sole and absolute discretion), including the delivery of Cash Collateral, with the applicable Borrower(s) or such Revolving Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.21(a)(iii)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Exposure as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)        No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v)        Each Issuing Bank shall act on behalf of the applicable Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Bank.

(b)        Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)        Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the applicable Borrower.  Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 12 p.m. at least three (3) Business Days (or such later date and time as the applicable Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable Issuing Bank may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable Issuing Bank may reasonably require.  Additionally, the applicable Borrower shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable Issuing Bank or the Administrative Agent may reasonably require.

(ii)        Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof.  Unless an Issuing Bank has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.02 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or Holdings or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit by an Issuing Bank, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)        If a Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable Issuing Bank, the applicable Borrower shall not be required to make a specific request to an Issuing Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that no Issuing Bank shall permit any such extension if (A) such Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.05(a) or otherwise) or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent or any Revolving Lender or any Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(iv)        Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)        Drawings and Reimbursements; Funding of Participations.

(i)        Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall examine drawing document(s) within the period stipulated by terms and conditions of Letter of Credit. After such examination of drawing document(s), Issuing Bank shall notify the applicable Borrower and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the applicable Issuing Bank in Dollars in the amount of the Dollar Equivalent thereof, unless the applicable Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in such Alternative Currency.  Not later than 12 p.m. on the second Business Day following the receipt by the applicable Borrower of the notice of any payment by an Issuing Bank under a Letter of Credit to be reimbursed in Dollars, or not later than the Applicable Time on the second Business Day following receipt by the applicable Borrower of any notice of payment by the applicable Issuing Bank under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the applicable Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing.  If the applicable Borrower fails to so reimburse such Issuing Bank by such time, the Administrative Agent shall promptly notify each applicable Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof.  In such event, the applicable Borrower shall be deemed to have requested a Revolving

Borrowing of Base Rate Loans of the applicable Class to be disbursed on the Business Day following the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request) and until such Unreimbursed Amount is repaid or refinanced it shall accrue interest at the rate applicable to Base Rate Loans.  Any notice given by the applicable Issuing Bank or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)        Each Revolving Lender shall upon any notice pursuant to Section 2.05(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank, in Dollars, at the Administrative Agent’s Office for payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), such Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable Issuing Bank.

(iii)        With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Borrowing of Base Rate Loans of the applicable Class because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of such Issuing Bank pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.05.

(iv)        Until each Revolving Lender funds its Domestic Revolving Loan, Bermuda Revolving Loan and/or Luxembourg Revolving Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse an Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such Issuing Bank.

(v)        Each Revolving Lender’s obligation to make Domestic Revolving Loans, Bermuda Revolving Loans and/or Luxembourg Revolving Loans or L/C Advances to reimburse each Issuing Bank for amounts drawn under Letters of Credit issued by it, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against such Issuing Bank, Holdings, the Borrowers, any Subsidiary or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Domestic Revolving Loans, Bermuda Revolving Loans and/or Luxembourg Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the applicable Borrower of a Borrowing Request).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the relevant Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi)        If any Revolving Lender fails to make available to the Administrative Agent for the account of an Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing.  If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of an Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)        Repayment of Participations.

(i)        If, at any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof in Dollars.

(ii)        If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 9.08 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)        Obligations Absolute.  The obligation of the Borrowers to reimburse each Issuing Bank for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document; (ii) the existence of any claim, counterclaim, setoff, defense or other right that Holdings, the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Holdings, the Borrowers or any Subsidiary or in the relevant currency markets generally; or (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Holdings, the Borrowers or any Subsidiary; provided that the foregoing shall not excuse any Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrowers to the extent permitted by applicable Law) suffered by any Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f)        Role of Issuing Banks.  Each Revolving Lender and the Borrowers agree that, in paying any drawing under any Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against any Issuing Bank, and such Issuing Bank may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by a Borrower which such Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)        Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable Issuing Bank and the applicable Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(h)        Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(i)        Letters of Credit Issued for Holdings or the Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Holdings or a Subsidiary, the Borrowers shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit.  The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Holdings or the Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ businesses derive substantial benefits from the businesses of Holdings and such Subsidiaries.

(j)        Reallocation for Extended Revolving Commitments.  If the maturity date in respect of any tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more tranche or tranches of Extended Revolving Commitments is or are in effect with a longer maturity date, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Domestic Revolving Loans, Bermuda Revolving Loans and/or Luxembourg Revolving Loans and payments in respect thereof pursuant to Sections 2.05(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Extended Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrowers shall Cash Collateralize any such Letter of Credit in accordance with Section 2.20. Except to the extent of reallocations of participations pursuant to clause (i) of the preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any tranche of Revolving Commitments, the L/C Exposure Sublimit shall be agreed with the Lenders under the extended tranches.

SECTION 2.06.Funding of Borrowings.

(a)        Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage or other percentage provided for herein; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the applicable Borrower in the applicable Borrowing Request; provided that Base Rate Revolving Loans made to refinance Swingline Loans as provided in Section 2.04(c) shall be remitted to the Swingline Lender and Base Rate Revolving Loans made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(c) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b)        Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.06 and may, in reliance upon such assumption in its sole discretion, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to Base Rate Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  Any payment by a Borrower shall be without prejudice to claims against the applicable Lender(s).

(c)        If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Event set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)        Notwithstanding the foregoing, each Lender may, at its option, make any Loan available to the Bermuda Borrower or the Luxembourg Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Bermuda Borrower or the Luxembourg Borrower, as applicable, to repay such Loan in accordance with the terms of this Agreement.

SECTION 2.07.Termination and Reduction of Commitments.

(a)        Unless previously terminated, (i) the Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Closing Date and (ii) all Revolving Commitments shall terminate on the Revolving Credit Maturity Date.

(b)        The Borrowers may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000, (or, if less, the remaining amount of such Commitments) and (ii) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the total Revolving Credit Exposures would exceed the total Revolving Commitments.

(c)        Holdings shall notify the Administrative Agent by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of any election to terminate or reduce the Commitments under clause (b) of this Section 2.07 not later than 12:00 p.m. three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by Holdings pursuant to this Section 2.07 shall be irrevocable; provided that a notice of termination of the Commitments delivered by Holdings may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or the occurrence of any other specified event, in which case such notice may be revoked by Holdings (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Subject to Section 2.19(d), each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08.Repayment of Loans; Evidence of Debt.

(a)        (i)        The Domestic Borrower hereby unconditionally promises to pay (A) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Domestic Revolving Loan made to the Domestic Borrower on the Revolving Credit Maturity Date in Dollars and (B) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to the Domestic Borrower on the earlier of the Revolving Credit Maturity Date and the 10th Business Day after such Swingline Loan is made; provided that on each date that  a Domestic Revolving Loan is made, the Domestic Borrower shall repay all such Swingline Loans then outstanding.

(ii)        The Bermuda Borrower hereby unconditionally promises to pay (A) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Bermuda Revolving Loan made to the Bermuda Borrower on the Revolving Credit Maturity Date in Dollars and (B) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to the Bermuda Borrower on the earlier of the Revolving Credit Maturity Date and the 10th Business Day after such Swingline Loan is made; provided that on each date that a Bermuda Revolving Loan is made, the Bermuda Borrower shall repay all such Swingline Loans then outstanding.

(iii)        The Luxembourg Borrower hereby unconditionally promises to pay (A) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Luxembourg Revolving Loan made to the Luxembourg Borrower on the Revolving Credit Maturity Date in Dollars and (B) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to the Luxembourg Borrower on the earlier of the Revolving Credit Maturity Date and the 10th Business Day after such Swingline Loan is made; provided that on each date that a Luxembourg Revolving Loan is made, the Luxembourg Borrower shall repay all such Swingline Loans then outstanding.

(b)        (i)  The Domestic Borrower promises to repay Domestic Term Loans (A) on each March 31, June 30, September 30 and December 31 (or, if any such day is not a Business Day, the following Business Day), commencing September 30, 2018, in an aggregate amount equal to 1.25% of the aggregate principal amount of all Domestic Term Loans borrowed on the Closing Date (as such principal amount may be reduced by, and after giving effect to, any voluntary prepayments made in accordance with Section 2.09 or as contemplated by Section 2.19) and (B) on the Term Loan Maturity Date, in an amount equal to the aggregate principal amount of all Domestic Term Loans outstanding on such date.

(ii)        The Bermuda Borrower promises to repay Bermuda Term Loans (A) on each March 31, June 30, September 30 and December 31 (or, if any such day is not a Business Day, the following Business Day), commencing September 30, 2018, in an aggregate amount equal to 1.25% of the aggregate principal amount of all Bermuda Term Loans borrowed on the Closing Date (as such principal amount may be reduced by, and after giving effect to, any voluntary prepayments made in accordance with Section 2.09 or as contemplated by Section 2.19) and (B) on the Term Loan Maturity Date, in an amount equal to the aggregate principal amount of all Bermuda Term Loans outstanding on such date.

(iii)        The Luxembourg Borrower promises to repay Luxembourg Term Loans (A) on each March 31, June 30, September 30 and December 31 (or, if any such day is not a Business Day, the following Business Day), commencing September 30, 2018, in an aggregate amount equal to 1.25% of the aggregate principal amount of all Luxembourg Term Loans borrowed on the Closing Date (as such principal amount may be reduced by, and after giving effect to, any voluntary prepayments made in accordance with Section 2.09 or as contemplated by Section 2.19) and (B) on the Term Loan Maturity Date, in an amount equal to the aggregate principal amount of all Luxembourg Term Loans outstanding on such date.

(c)        In the event that any Incremental Term Loans are made, such Incremental Term Loans shall mature and be repaid in amounts and on dates as agreed between the applicable Borrower and the relevant Lenders of such Incremental Term Loans in the applicable Additional Credit Extension Amendment, subject to the requirements set forth in Section 2.18.  In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to the requirements of Section 2.19, mature and be repaid by the applicable Borrower in the amounts and on the dates set forth in the applicable Additional Credit Extension Amendment.  In the event any Increased Commitments are established, such new Revolving Commitments or any Extended Revolving Commitments shall, subject to the requirements of Section 2.18, be terminated (and all new Revolving Loans of the same Class repaid) on the dates set forth in the applicable Additional Credit Extension Amendment.

(d)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the applicable Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e)        The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f)        The entries made in the accounts maintained pursuant to clause (d) or (e) of this Section 2.08 shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(g)        Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrowers shall prepare, and the applicable Borrower shall execute and deliver to such Lender, a promissory note payable to such Lender and its registered assigns and in a form set forth under (i) Exhibit B-1 in the case of promissory notes evidencing Domestic Term Loans, (ii) Exhibit B-2 in the case of promissory notes evidencing Bermuda Term Loans, (iii) Exhibit B-3 in the case of promissory notes evidencing Luxembourg Term Loans, (iv) Exhibit B-4 in the case of promissory notes evidencing Domestic Revolving Loans, (v) Exhibit B-5 in the case of promissory notes evidencing Bermuda Revolving Loans and (vi) Exhibit B-6 in the case of promissory notes evidencing Luxembourg Revolving Loans.  Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04 of this Agreement) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.09.Prepayment of Loans.

(a)        Optional Prepayments.

(i)        The Borrowers shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, without premium or penalty, subject to prior notice in accordance with clause (ii) of this Section 2.09(a); provided, however, that no prepayments of Extended Term Loans of any series shall be permitted pursuant to this Section 2.09(a) so long as any Term Loans of any Existing Term Loan Class from which such Extended Term Loans were converted remain outstanding unless such prepayment is accompanied by a pro rata (or greater proportionate) prepayment of Term Loans of such Existing Term Loan Class.

(ii)        The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of any prepayment hereunder (A) in the case of prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of prepayment, (B) in the case of prepayment of a Base Rate Borrowing, not later than 2:00 p.m., New York City time, one (1) Business Day before the date of prepayment or (C) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the Class or Classes of Loans to be repaid and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of Term Loans of any Class pursuant to this Section 2.09(a) shall be applied to repayments thereof required pursuant to Section 2.08(b) in the order directed by the applicable Borrower.  Each prepayment of a Borrowing shall be applied ratably to the Loans of each Class included in the notice of prepayment.  Prepayments of Eurodollar Loans pursuant to this Section 2.09(a) shall be accompanied by accrued interest to the extent required by Section 2.11 and shall be subject to Section 2.14.

(b)        Mandatory Prepayments.

(i)        If the Administrative Agent notifies the Borrowers at any time that the Revolving Credit Exposure at such time exceeds an amount equal to 100% of the Revolving Commitments then in effect, then, within two (2) Business Days after receipt of such notice, the applicable Borrower shall prepay Revolving Loans and/or Cash Collateralize the L/C Exposure in an aggregate amount equal to the amount sufficient to reduce such Revolving Credit Exposure as of such date of payment to an amount not to exceed 100% of the Revolving Commitments then in effect; provided, however, that, subject to the provisions of Section 2.20, the Borrowers shall not be required to Cash Collateralize the L/C Exposures pursuant to this Section 2.09(b) unless, after the prepayment in full of the Revolving Loans, the Revolving Credit Exposure exceeds the Revolving Commitments then in effect.  Notwithstanding anything else in this Agreement to the contrary, for purposes of this Section 2.09(b)(i), the Cash Collateralization of L/C Exposure shall be deemed to reduce the Revolving Credit Exposure by an amount equal to the L/C Exposure Cash Collateralized by the Borrowers.

(ii)        Prepayments of the Revolving Credit Facility made pursuant to clause (i) of this Section 2.09(b), first, shall be applied ratably to the Unreimbursed Amounts and the Swingline Loans, second, shall be applied to outstanding Classes of Revolving Loans as directed by the Borrowers, and, third, shall be used to Cash Collateralize the remaining L/C Exposures.  Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall (subject to Section 2.05(c)(i)) be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the Issuing Banks or the Revolving Lenders, as applicable.

SECTION 2.10.Fees.

(a)        The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the actual daily amount by which the Revolving Commitment of such Lender exceeds the amount of Revolving Loans and L/C Exposure of such Lender (but, for the avoidance of doubt, excluding the Swingline Exposure of such Lender) during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates; provided that any commitment fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time; provided, further that no commitment fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on September 30, 2018.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)        The applicable Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the actual daily Outstanding Amount of such Lender’s L/C Exposure (excluding any portion thereof attributable to unreimbursed L/C Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any L/C Exposure; provided, however, that any participation fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Bank pursuant to Section 2.20 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.21(a)(iii), with the balance of such fee, if any, payable to the applicable Issuing Bank for its own account; and (ii) to each Issuing Bank a fronting fee, which shall accrue at a rate of 0.15% per annum on the actual daily Outstanding Amount of the L/C Exposure (excluding any portion thereof attributable to unreimbursed L/C Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any L/C Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Unless otherwise specified above, participation fees and fronting fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this clause shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)        The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times provided in the Fee Letter.

(d)        All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.11.Interest.

(a)        The Loans comprising each Base Rate Borrowing (including each Swingline Loan) shall bear interest at the Base Rate in effect from time to time plus the Applicable Rate.

(b)        The Loans comprising each Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)        Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal or interest of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.11 or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in clause (a) of this Section 2.11 (the “Default Rate”).

(d)        Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to clause (c) of this Section 2.11 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Eurodollar Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)        All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year).  The applicable Base Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent manifest error.

SECTION 2.12.Alternate Rate of Interest.

(a)        If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)        the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) that Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Loan or (B) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(ii)        the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or facsimile or transmission by electronic communication in accordance with Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist (but subject to paragraph (b) of this Section 2.12), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

(b)        Notwithstanding anything to the contrary in Section 2.12(a), if the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances described in clause (i) of Section 2.12(a) have arisen and that such circumstances are unlikely to be temporary or (ii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the U.S. syndicated loan market in the applicable currency, then the Administrative Agent may, to the extent practicable (in consultation with Holdings and the Borrowers and as determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in clause (i) of Section 2.12(a) or clause (i) or (ii) of this Section 2.12(b) occurs with respect to the Replacement Rate or (B) the Administrative Agent (or the Required Lenders through the Administrative Agent) notifies Holdings and the Borrowers that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at the Replacement Rate. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent, Holdings and the Borrowers, as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.12(b). Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 9.02), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Required Lenders, with each such notice stating that such Lender objects to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lender objects).  To the extent the Replacement Rate is approved by the Administrative Agent in connection with this clause (b), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).

SECTION 2.13.Increased Costs.

(a)        If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (including a Swingline Lender) or any Issuing Bank;

(ii)        subject a Lender (including a Swingline Lender) or Issuing Bank to any additional Tax (other than any Other Taxes or Indemnified Taxes indemnified under Section 2.15, and any Excluded Taxes) on its loans, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender (including a Swingline Lender) or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder, whether of principal, interest or otherwise, in each case by an amount deemed by such Lender or such Issuing Bank to be material in the context of its making of, and participation in, extensions of credit under this Agreement, then, upon the request of such Lender or such Issuing Bank, the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)        If any Lender or any Issuing Bank determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity requirements), then from time to time, upon the request of such Lender or such Issuing Bank, the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)        If any Lender determines that any Change in Law has made it unlawful for any Lender to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Eurodollar Borrowing or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Eurodollar Borrowing or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (A) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid  such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

(d)        A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.13 shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days (or such later date as may be agreed by the applicable Lender) after receipt thereof.

(e)        Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.13 for any increased costs or reductions incurred more than 135 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 135-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14.Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.09), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09 and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.17, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profit and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained) attributable to such event.  Such loss, cost or expense to any Lender may be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan (and excluding any Applicable Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within thirty (30) days (or such later date as may be agreed by the applicable Lender) after receipt thereof.

SECTION 2.15.Taxes.

(a)        Any and all sums payable by or on account of any Loan Party under any Loan Document to the Administrative Agent or any Lender shall be made free and clear of and without deduction for any Taxes, unless required by applicable Law.

(b)        If any applicable withholding agent shall be required by Law to deduct any Taxes from or in respect of any sum payable under any Loan Document, then (i) the applicable withholding agent shall make such deductions and pay to the relevant Governmental Authority any such Tax before the date on which penalties attach thereto in accordance with applicable Law, (ii) if the Tax in question is an Indemnified Tax or an Other Tax, the sum payable by the applicable Loan Party to such Lender or Administrative Agent (as applicable) shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.15) the Lender (or, in the case of any amount received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made, (iii) within thirty (30) days after paying any sum from which it is required by Law to make any deduction, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (i) above to pay, the Loan Party making such payments shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(c)        In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(d)        Each Lender shall, at such times as are reasonably requested by Holdings or the Administrative Agent, provide Holdings and the Administrative Agent with any documentation prescribed by Law or reasonably requested by Holdings or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any applicable withholding Tax with respect to any payments to be made to such Lender under any Loan Document.  Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 2.15(d)) obsolete, expired or inaccurate in any material respect, deliver promptly to Holdings and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by Holdings or the Administrative Agent) or promptly notify Holdings and the Administrative Agent in writing of its inability to do so.

Without limiting the foregoing:

(i)        Each U.S. Lender shall deliver to Holdings and the Administrative Agent on or before the date on which it becomes a party to this Agreement two (2) properly completed and duly signed original copies of IRS Form W‑9 certifying that such Lender is exempt from U.S. Federal backup withholding.

(ii)        Each Foreign Lender in respect of a Domestic Term Loan or a Domestic Revolving Loan shall deliver to Holdings and the Administrative Agent on or before the date on which it becomes a party to this Agreement whichever of the following is applicable:

(A)        two (2) properly completed and duly signed original copies of IRS Form W‑8BEN or Form W-8BEN-E, as applicable (or any successor forms) claiming eligibility for the applicable benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code;

(B)        two (2) properly completed and duly signed original copies of IRS Form W‑8ECI (or any successor forms);

(C)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two (2) properly completed and duly signed certificates substantially in the form of Exhibit G-1, G-2, G-3 or G-4, as applicable (any such certificate, a “U.S. Tax Certificate”) and (y) two (2) properly completed and duly signed original copies of IRS Form W‑8BEN  or Form W-8BEN-E, as applicable (or any successor forms);

(D)        to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), IRS Form W‑8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W‑8ECI, W‑8BEN, W-8BEN-E, U.S. Tax Certificate, Form W‑9, Form W‑8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.15(d) if such beneficial owner were a Lender, as applicable (provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Certificate may be provided by such Foreign Lender on behalf of such beneficial owners); or

(E)        two (2) properly completed and duly signed original copies of any other form prescribed by applicable U.S. Federal income Tax Laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States Federal withholding Tax on any payments to such Lender under the Loan Documents.

(iii)        If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Holdings and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Holdings or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Holdings or the Administrative Agent as may be necessary for Holdings and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and, if necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iv)        Each Foreign Lender that is not a Lender in respect of any Domestic Term Loan or any Domestic Revolving Loan shall deliver to Holdings and the Administrative Agent on or before the date on which it becomes a Lender under this Agreement two (2) properly completed and duly signed original copies of the applicable IRS Form W-8 certifying as to such Foreign Lender’s non-U.S. status.

Notwithstanding any other provision of this Section 2.15(d), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.15(d).

(e)        The Loan Parties shall, jointly and severally, indemnify the Administrative Agent and each Lender (each, a “Tax Indemnitee”), within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid or payable by the Tax Indemnitee on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document, and any Other Taxes paid or payable by the Tax Indemnitee (including any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee, or by the Administrative Agent on its own behalf or on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(f)        If and to the extent a Tax Indemnitee determines, in its sole good faith discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.15, then such Tax Indemnitee shall promptly pay over such refund to the relevant Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.15 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Tax Indemnitee and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over to such Loan Party plus any penalties, interest or other charges imposed by the relevant Governmental Authority to the Tax Indemnitee in the event the Tax Indemnitee is required to repay such refund to such Governmental Authority.  This Section 2.15(f) shall not be construed to require a Tax Indemnitee to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or any other Person.

(g)        (i)  All amounts set out or expressed in a Loan Document to be payable by any party to any Lender or Agent which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Lender or Agent to any party under a Loan Document, that party shall pay to the Lender or Agent (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender or Agent shall promptly provide an appropriate VAT invoice to such party).

(ii)        If VAT is or becomes chargeable on any supply made by any Lender or Agent (the “Supplier”) to any other Lender or Agent (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration):

(A)        where the Supplier is the person required to account to the relevant tax authority for the VAT, the Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Recipient (where this Section 2.15(g)(ii)(A) applies) will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT; and

(B)        where the Recipient is the person required to account to the relevant tax authority for the VAT, the Subject Party shall promptly, following demand from the Recipient, pay to the Recipient an amount equal to the amount of such VAT but only to the extent that the Recipient determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)        Where a Loan Document requires any party to reimburse or indemnify a Lender or Agent for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender or Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)        Any reference in this Section 2.15(g) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by a member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(h)        For purposes of this Section 2.15, the term “Lender” shall include any Swingline Lender and any Issuing Bank.

SECTION 2.16.Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)        Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) without condition or deduction for any counterclaim, defense, recoupment or setoff prior to 2:00 p.m., on the date when due, in immediately available funds.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent’s Office, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)        If at any time prior to an exercise of remedies pursuant to Article VII (or prior to the date of termination of the Commitments in full and acceleration of the Loans pursuant to Article VII), insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c)        (i)  After the exercise of remedies provided for in Article VII (or after the automatic termination of the Commitments and acceleration of the Loans pursuant to Article VII), any amounts received on account of the Obligations shall be applied by the Administrative Agent as follows:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and fees payable pursuant to Sections 2.10(a) and (b)) payable to the Lenders and the Issuing Banks (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Banks arising under the Loan Documents), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid fees pursuant to Sections 2.10(a) and (b) and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the (A) Obligations constituting unpaid principal of the Loans, (B) L/C Borrowings and (C) Obligations then owing under Hedge Agreements and Cash Management Agreements, and to the Administrative Agent for the account of the Issuing Banks, to Cash Collateralize in an amount equal to 103% of that portion of Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the applicable Borrower pursuant to Section 2.20, ratably among the Finance Parties in proportion to the respective amounts described in this clause Fourth held by them and the aggregate amount of Letter of Credit Obligations that have not been Cash Collateralized; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

(ii)        Subject to Section 2.20, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

(iii)        Notwithstanding the foregoing, Cash Management Obligations and Obligations arising under Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not, prior to the time of the making of any such distribution, received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto.

(d)        If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements and Swingline Loans to any assignee or participant in accordance with Section 9.04.  The Borrowers consent to the foregoing and agree, to the extent each of them may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(e)        Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the relevant Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that the applicable Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due.  In such event, if the applicable Borrowers have not in fact made such payment, then each of the Lenders or the relevant Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.

(f)        If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 2.05, 2.06, 2.16 or 9.03, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such sections until all such unsatisfied obligations are fully paid.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payments.

SECTION 2.17.Mitigation Obligations; Replacement of Lenders.

(a)        If any Lender requests compensation under Section 2.13, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.  Any Lender claiming reimbursement of such costs and expenses shall deliver to Holdings a certificate setting forth such costs and expenses in reasonable detail which shall be conclusive absent manifest error.

(b)        If (i) any Lender requests compensation under Section 2.13, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, (iii) any Lender is a Defaulting Lender, (iv) any Lender is a Non-Consenting Lender or (v) any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, but excluding the consents required by, Section 9.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)        the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 9.04 (unless otherwise agreed by the Administrative Agent);

(ii)        such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)        in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)        such Lender being replaced pursuant to this Section 2.17 shall (A) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and (B) deliver any Notes (to the extent any such Notes had been requested by such Lender) evidencing such Loans to Holdings or the Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale invalid or unenforceable and such assignment shall be deemed effective notwithstanding such failure;

(v)        the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender; and

(vi)        such assignment does not conflict with applicable Laws.

In the event that (1) Holdings or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (2) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans and (3) the Required Lenders, Required Revolving Lenders or Required Class Lenders, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.18.Expansion Option.

(a)        The Borrowers may from time to time after the Closing Date elect to increase any Class of Revolving Commitments or any Extended Revolving Commitments (the “Increased Commitments”) in an aggregate principal amount of not less than $10,000,000 and/or the Borrowers may from time to time after the Closing Date elect to add one or more tranches of term loans (each, an “Incremental Term Loan” and, together with any Increased Commitments, an “Incremental Facility”) in an aggregate principal amount of not less than $25,000,000 so long as Holdings shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 6.05 (provided that the calculation of the Consolidated Leverage Ratio shall be deemed to (A) include the full amount of any Increased Commitments, assuming the full amount of such Increased Commitments has been drawn, and (B) exclude the cash proceeds of the borrowings under any such Increased Commitments or Incremental Term Loans but not the use of such proceeds) as of the last day of the most recently ended Test Period for which financial statements of Holdings have been delivered pursuant to Sections 5.01(a) and (b), after giving effect to the establishment or incurrence of such Increased Commitments and/or Incremental Term Loans, as the case may be, and any Specified Transaction consummated in connection therewith.  The applicable Borrowers may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment or Extended Revolving Commitments, or to participate in such Incremental Term Loan, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Commitments or Extended Revolving Commitments, or to participate in such Incremental Term Loan; provided that each Augmenting Lender (and, in the case of an Increased Commitment, each Increasing Lender) shall be subject to the approval of the applicable Borrowers and the Administrative Agent and, in the case of an Increased Commitment, each Issuing Bank and Swingline Lender (such consents not to be unreasonably withheld or delayed).  Without the consent of any Lenders other than the relevant Increasing Lenders or Augmenting Lenders, this Agreement and the other Loan Documents may be amended pursuant to an Additional Credit Extension Amendment as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.18.  Increases of Revolving Commitments and Extended Revolving Commitments and new Incremental Term Loans created pursuant to this Section 2.18 shall become effective on the date agreed by the applicable Borrowers, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof.  Notwithstanding the foregoing, no increase in the Revolving Commitments or Extended Revolving Commitments or Incremental Term Loans shall be permitted under this Section 2.18 unless no Default shall have occurred and be continuing or would result therefrom.  On the effective date of any increase in the Revolving Commitments or Extended Revolving Commitments or any Incremental Term Loans being made, (i) except in the case of any Incremental Term Loans, each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its Applicable Percentage of such outstanding Loans and (ii) except in the case of any Incremental Term Loans, if, on the date of such increase, there are any Revolving Loans of the applicable Class outstanding, such Revolving Loans shall on or prior to the effectiveness of such Increased Commitments be prepaid to the extent necessary from the proceeds of additional Revolving Loans made hereunder by the Increasing Lenders and Augmenting Lenders, so that, after giving effect to such prepayments and any borrowings on such date of all or any portion of such Increased Commitments, the principal balance of all outstanding Revolving Loans of such Class owing to each Lender with a Revolving Commitment of such Class is equal to such Lender’s pro rata share (after giving effect to any nonratable Increased Commitment pursuant to this Section 2.18) of all then outstanding Revolving Loans of such Class.  Notwithstanding the foregoing, no prepayment of such Revolving Loans shall be applied to Loans of any Defaulting Lender.  The Administrative Agent and the Lenders hereby agree that the borrowing notice, minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.  The deemed payments made pursuant to clause (ii) of the second preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.14 if the deemed payment occurs other than on the last day of the relevant Interest Periods.  The terms of any Incremental Term Loans shall be as set forth in the amendment to this Agreement providing for such Incremental Term Loans; provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) the final maturity date of any Incremental Term Loans shall be no earlier than the Term Loan Maturity Date, (iii) the Weighted

Average Life to Maturity of such Incremental Term Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the Domestic Term Loans, (iv) any Increased Commitments shall be on terms and pursuant to documentation applicable to the applicable Class of Revolving Commitments or Extended Revolving Commitments and may include provisions relating to swingline loans and/or letters of credit, as applicable, issued thereunder, which issuances shall be on terms substantially similar (except for the overall size of such subfacilities, the fees payable in connection therewith and the identity of the swingline lender and issuing bank, as applicable, which shall be determined by the applicable Borrowers, the lenders of such commitments and the applicable issuing bank and swingline lenders and borrowing, repayment and termination of commitment procedures with respect thereto, in each case which shall be specified in the applicable Additional Credit Extension Amendment) to the terms relating to Swingline Loans and Letters of Credit with respect to the applicable Class of Revolving Commitments or otherwise reasonably acceptable to the Administrative Agent and (v) any Incremental Term Loans shall be on terms and pursuant to documentation, including conditions, to be determined by the applicable  Borrowers and the Increasing Lenders and/or the Augmenting Lenders party thereto; provided that, to the extent such terms and documentation are not consistent with the Term A Facility (except to the extent permitted by clause (ii) or (iii) above) they shall be reasonably satisfactory to the Administrative Agent.

(b)        Any Incremental Facility shall be on terms and pursuant to documentation applicable to the applicable Class of Revolving Commitments or Extended Revolving Commitments or Term Loans or Extended Term Loans.

(c)        This Section 2.18 shall override any provisions in Section 9.02 to the contrary.

SECTION 2.19.Extended Term Loans and Extended Revolving Commitments.

(a)        The applicable Borrowers may at any time and from time to time request that all or a portion of the Term Loans of any Class, in an aggregate principal amount of not less than $25,000,000 (or, if less, the entire remaining amount of such Class) (provided that such $25,000,000 minimum Extension Request shall not apply with respect to Term Loans of any Class with respect to which one or more Lenders of such Class have previously elected to extend Term Loans pursuant to an Extension Request) (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.19.  In order to establish any Extended Term Loans, the applicable Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the Existing Term Loan Class) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be consistent with the Term Loans under the Existing Term Loan Class from which such Extended Term Loans are to be converted except that:

(i)        all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Class to the extent provided in the applicable Additional Credit Extension Amendment;

(ii)        the interest margins with respect to the Extended Term Loans may be different than the Applicable Rate for the Term Loans of such Existing Term Loan Class and upfront fees may be paid to the Extending Term Lenders to the extent provided in the applicable Additional Credit Extension Amendment;

(iii)        the Additional Credit Extension Amendment may provide for other covenants and terms that apply only after the Term Loan Maturity Date; and

(iv)        any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments under this Agreement.

(b)        Any Extended Term Loans converted pursuant to any Extension Request shall be designated a series of Extended Term Loans for all purposes of this Agreement; provided that, subject to the limitations set forth in clause (a) above, any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Additional Credit Extension Amendment and consistent with the requirements set forth above, be designated as an increase in any previously established Class of Term Loans.

(c)        The applicable Borrowers shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the applicable Existing Term Loan Class are requested to respond.  No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request.  Any Lender wishing to have all or a portion of its Term Loans under the Existing Term Loan Class subject to such Extension Request (such Lender an “Extending Term Lender”) converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Class which it has elected to be converted into Extended Term Loans (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent and acceptable to the applicable Borrowers).  In the event that the aggregate amount of Term Loans under the Existing Term Loan Class subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to an Extension Request, Term Loans of the Existing Term Loan Class subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent and acceptable to the applicable Borrowers).

(d)        The applicable Borrowers may, with the consent of each Person providing an Extended Revolving Commitment (but without the consent of any other Lenders), the Administrative Agent and any Person acting as swingline lender or issuing bank under such Extended Revolving Commitments, amend this Agreement pursuant to an Additional Credit Extension Amendment to provide for Extended Revolving Commitments of any Class and to incorporate the terms of such Extended Revolving Commitments into this Agreement on substantially the same basis as provided with respect to the applicable Revolving Commitments of such Class; provided that (i) the establishment of any such Extended Revolving Commitments shall result in a Class that is separate from the non-extended Revolving Commitments of the applicable Class, (ii) the extension of the Revolving Commitments of any Lender providing an Extended Revolving Commitment shall not be required to be pro rata among the Lenders of the applicable Class and (iii) other than with respect to Revolving Commitments of any Class with respect to which one or more Lenders of such Class have previously elected to extend Revolving Commitments pursuant to an Extension Request, any Extended Revolving Commitments provided pursuant to this clause (d) shall be in a minimum principal amount of $25,000,000; provided, further, that, (A) subject to the provisions of Sections 2.04(g) and 2.05(j) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Commitments in accordance with their Applicable Percentage of Revolving Commitment (and except as provided in Sections 2.04(g) and 2.05(j), without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Commitments and repayments thereunder shall be made on a pro rata basis (except for (1) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (2) repayments required upon the maturity date of the non-extending Revolving Commitments) and (B) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments ) which have more than ten (10) different maturity dates.

(e)        Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an Additional Credit Extension Amendment to this Agreement among the applicable Borrowers, the Administrative Agent and each Extending Term Lender or Lender providing an Extended Revolving Commitment which shall be consistent with the provisions set forth above (but which shall not require the consent of any other Lender other than those consents required pursuant to this Section 2.19).  Each Additional Credit Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto.  In connection with any Additional Credit Extension Amendment, the Loan Parties shall deliver such documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Administrative Agent.  No Lender shall be under any obligation to provide any Extended Term Loan or Extended Revolving Commitment.

(f)        The provisions of this Section 2.19 shall override any provision of Section 9.02 to the contrary.

SECTION 2.20.Cash Collateral.

(a)        Upon the request of the Administrative Agent if, as of the Letter of Credit Expiration Date, any L/C Exposure for any reason remains outstanding, the applicable Borrowers shall, in each case, immediately deliver to the Administrative Agent Cash Collateral in an amount equal to 103% of the then Outstanding Amount of all L/C Exposure.  At any time that there shall exist a Defaulting Lender, promptly and in any event within five (5) Business Days after any request of the Administrative Agent or an Issuing Bank (with a copy to the Administrative Agent), the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure relating to such Defaulting Lender (after giving effect to Section 2.21(a)(iii) and any Cash Collateral provided by the Defaulting Lender).

(b)        All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent.  The Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.20(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional funds to be deposited as Cash Collateral in an amount sufficient to eliminate such deficiency.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral in respect of such Revolving Lender, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the applicable Issuing Bank in accordance with Section 2.05(c)(i).

(c)        Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)) or (ii) the Administrative Agent’s and the applicable Issuing Bank’s good faith determination that there exists excess Cash Collateral; provided, however, that (A) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.20 may be otherwise applied in accordance with Section 2.16(c)) and (B) the Person providing Cash Collateral and the applicable Issuing Bank or the Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

SECTION 2.21.Defaulting Lenders.

(a)        Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)        Waivers and Amendments.  Any Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii)        Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender under any Loan Document (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to provide Cash Collateral in respect of such Defaulting Lender (and its participation in L/C Exposure) in accordance with Section 2.20(b) (and a demand for such Cash Collateral shall be deemed to have been made by the Administrative Agent thereunder); fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) provide Cash Collateral in respect of such Defaulting Lender’s participation in L/C Exposure (with respect to future Letters of Credit issued under this Agreement) in accordance with Section 2.20(b); sixth, to the payment pro rata of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or any Unreimbursed Amount (relating to any Letter of Credit) in respect of which such Defaulting Lender has not fully funded its appropriate share or participation and (2) such Loans were made or such Letter of Credit was issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders or such Unreimbursed Amount (and each Non-Defaulting Lender’s participation therein) on a pro rata basis prior to being applied to the payment of any Loan of such Defaulting Lender or such Defaulting Lender’s participation in such Unreimbursed Amount until such time as all Loans and funded and unfunded participations in L/C Exposure and Swingline Loans are held by the Lenders pro rata in accordance with their respective Applicable Percentage in respect of the applicable Facility.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral in respect of a Defaulting Lender pursuant to this Section 2.21(a) shall be deemed paid to and re-directed by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Reallocation of Participations in L/C Exposure and Swingline Loans.  Upon a Revolving Lender becoming a Defaulting Lender, such Defaulting Lender’s unfunded participation in L/C Exposure and Swingline Loans shall be reallocated among the Revolving Lenders (that are Non-Defaulting Lenders) in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (A) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation as if (1) the Borrowers were requesting the issuances of Letters of Credit in an aggregate amount equal to such Defaulting Lender’s aggregate unfunded participation in L/C Exposure and the making of Swingline Loans in an aggregate amount to such Defaulting Lender’s aggregate unfunded participation in Swingline Loans at the time of such reallocation and (2) each such Non-Defaulting Lender’s Applicable Percentage were calculated without regard to such Defaulting Lender’s Revolving Commitment (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions under Section 4.02 are satisfied at such time) and (B) such reallocation does not cause the sum of (1) the aggregate Outstanding Amount of the Revolving Loans of any Non-Defaulting Lender, plus (2) such Non-Defaulting Lender’s aggregate participation in the Outstanding Amount of all L/C Exposure (including any part of such Defaulting Lender’s participation in the Outstanding Amount of L/C Exposure so reallocated to it), plus (3) such Non-Defaulting Lender’s aggregate participation in the Outstanding Amount of all Swingline Loans (including any part of such Defaulting Lender’s participation in the Outstanding Amount of Swingline Loans so reallocated to it) to exceed such Non-Defaulting Lender’s Revolving Commitment.  Subject to Section 9.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)        Defaulting Lender Cure.  If the Administrative Agent and, if applicable, the Swingline Lender and the Issuing Banks and the Borrowers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notification and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral including the release thereof), that Lender (if it is a Revolving Lender) will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders and/or participations of other Lenders in L/C Exposure and/or Swingline Loans and/or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their respective Applicable Percentage in respect of the applicable Facility (without giving effect to Section 2.21(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower or any other Loan Party while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrowers represent and warrant to the Lenders as of the Closing Date and (except as to representations and warranties made as of a date certain) as of the date such representations and warranties are deemed to be made under Section 4.02 of this Agreement, that:

SECTION 3.01.Organization; Powers; Subsidiaries; Equity Interests.

(a)        Each of the Loan Parties and their respective subsidiaries (i) is duly organized or formed, validly existing and, to the extent the concept is applicable in such jurisdiction, in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its assets and carry on its business and (B) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transactions, and (iii) is duly qualified and is licensed and, to the extent the concept is applicable in such jurisdiction, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clause (ii)(A) or (iii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)        Set forth on Schedule 3.01(b) hereto is a complete and accurate list of all Loan Parties as of the Closing Date, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its organization, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party (if any) that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its organization.  The copy of the charter or such other similar constitutional documents of each Borrower, Holdings and each other Loan Party provided pursuant to Section 4.01(d) is a true and correct copy of each such document as of the Closing Date, each of which is valid and in full force and effect as of the Closing Date.

(c)        As of the Closing Date, each of Holdings and the other Loan Parties has no subsidiaries other than those specifically disclosed on Schedule 3.01(c), and all of the outstanding Equity Interests in such subsidiaries have been validly issued, are fully paid and non-assessable and are owned in the amounts specified on Schedule 3.01(c) free and clear of all Liens other than Liens permitted under Section 6.02.  As of the Closing Date, all of the outstanding Equity Interests in the Domestic Borrower, the Bermuda Borrower and the Luxembourg Borrower have been validly issued, are fully paid and non-assessable and are indirectly owned by Holdings free and clear of all Liens other than Liens permitted under Section 6.02.

SECTION 3.02.Authorization; No Conflicts; Enforceability.

(a)        The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (except Liens created under the Loan Documents) under, or require any payment to be made under (A) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law.

(b)        This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so executed and delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

SECTION 3.03.Governmental Approvals; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or for the consummation of the Transactions or (b) the exercise by any Finance Party of its rights under the Loan Documents, except, in each case, for (i) the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) authorizations, approvals, actions, notices and filings, the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04.Financial Statements; Financial Condition; No Material Adverse Change.

(a)        The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.  The unaudited financial statements for the quarterly period ended March 31, 2018 and filed in Form 10-Q on the SEC’s website pursuant to the EDGAR system were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition and results of operations of the entities to which they relate as of the dates and for the periods covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments, except as otherwise expressly noted therein.

(b)        From the date of the Audited Financial Statements to the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05.Litigation and Environmental Matters.

(a)        There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings and the Borrowers, threatened against Holdings or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters).  To the knowledge of Holdings and the Borrowers there are no labor controversies pending against or threatened against Holdings or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)        Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any of its Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any Environmental Permit, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) has knowledge of any Release or threat of Release of any Hazardous Materials at any property currently or formerly owned or operated by Holdings or any of its Subsidiaries which could reasonably be expected to give rise to any Environmental Liability.

SECTION 3.06.Compliance with Laws and Agreements.  Each of the Loan Parties and their Subsidiaries is in compliance with all Laws of any Governmental Authority applicable to it or its property and all Contractual Obligations (excluding agreements governing Indebtedness) binding upon it or its property, except where (a) the failure to do so is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07.Investment Company Status.  None of the Borrowers nor any other Loan Party is required to register as an “investment company” as defined in the Investment Company Act of 1940.

SECTION 3.08.Taxes.  Each of Holdings, the Borrowers and their respective subsidiaries has filed all Tax returns and reports required to have been filed (taking into account valid extensions) and has paid or caused to be paid all Taxes (including any Taxes payable in the capacity of a withholding agent) required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings (if such contest effectively suspends collection and enforcement of the contested obligation) and for which Holdings, such Borrower or such subsidiary, as applicable, has set aside on its books reserves to the extent required by GAAP or (b) to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  As of the Closing Date, there is no current or proposed Tax audit, tax assessment, deficiency or other claim against Holdings, any Borrower or any Subsidiary that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.09.Solvency.  As of the Closing Date, immediately after each Credit Event hereunder, Holdings on a consolidated basis with its Subsidiaries, is Solvent.

SECTION 3.10.Disclosure.

(a)        As of the Closing Date, none of the reports, financial statements, certificates or other written information (excluding any financial projections or pro forma financial information and information of a general economic or general industry nature) furnished by or on behalf of Holdings to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole and when taken together with Holdings’ SEC filings at such time, contains as of the date such statement, information, document or certificate was so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The projections and pro forma financial information contained in the materials referenced above have been prepared in good faith based upon assumptions believed by management of Holdings to be reasonable at the time made, it being recognized by the Lenders that such financial information is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(b)        As of the Closing Date, to the knowledge of Holdings and the Borrowers, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender pursuant to Section 4.01(k)(ii) in connection with this Agreement is true and correct in all respects.

SECTION 3.11.Federal Reserve Regulations.  No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

SECTION 3.12.USA PATRIOT Act and FCPA.  Each of the Loan Parties and each of their respective Subsidiaries are in compliance, in all material respects, with the PATRIOT Act and the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.  No part of the proceeds of the Loans or Letters of Credit will be used by the Holdings, the Borrowers or their respective subsidiaries, directly or indirectly, (a) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, (b) in violation of the PATRIOT Act or (c) in violation of Anti-Corruption Laws or other applicable anti-terrorism laws and anti-money laundering laws.

SECTION 3.13.Anti-Corruption Laws and Sanctions.  Holdings and the Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance by Holdings, the Borrowers and their subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Holdings, the Borrowers, their subsidiaries and to the knowledge of Holdings and the Borrowers, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Holdings or any Borrower being designated as a Sanctioned Person.  None of (a) Holdings, the Borrowers, any other Subsidiary or to the knowledge of Holdings, any Borrower or such Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Holdings, any agent of the Borrowers or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person or is currently the subject or target of any Sanctions.   No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any applicable Sanctions.

SECTION 3.14.Employee Benefit Plans.

(a)        Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or an application for such a letter is currently being processed by the Internal Revenue Service with respect thereto and, to the best knowledge of Holdings and the Borrowers, nothing has occurred which would prevent, or result in the loss of, such qualification.  Holdings and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)        There are no pending or, to the best knowledge of Holdings and the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of applicable fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)        Except as could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Plan has any Unfunded Pension Liability; (iii) neither Holdings nor any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Holdings nor any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; and (v) neither Holdings nor any Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d)        With respect to each scheme or arrangement with respect to employee benefits mandated by a Governmental Authority other than the United States (a “Foreign Benefit Arrangement”) and with respect to each employee benefit plan maintained or contributed to by Holdings, any Loan Party or any Subsidiary of any Loan Party that is not subject to United States Law (a “Foreign Plan”), except as could not reasonably be expected to have a Material Adverse Effect:

(i)        any employer and employee contributions required by Law or by the terms of any Foreign Benefit Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii)        the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii)        each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

SECTION 3.15.Properties; Liens.

(a)        Each of the Loan Parties and each of their respective Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interest could not reasonably be expected to have a Material Adverse Effect. There are no Liens on any of the real or personal properties of the Borrowers or any Subsidiary except for Liens permitted by Section 6.02.

(b)        Each of the Loan Parties and each of their Subsidiaries owns, or is licensed or possesses the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the operation of the business of the Loan Parties and their Subsidiaries, taken as a whole, and, to the knowledge of Holdings and the Borrowers, the use thereof by the Loan Parties and their Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

Conditions

SECTION 4.01.Initial Credit Events.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit on the Closing Date are subject to each of the following conditions being satisfied on or prior to the Closing Date:

(a)        The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission in accordance with Section 9.01) that such party has signed a counterpart of this Agreement.

(b)        The Administrative Agent (or its counsel) shall have received from each initial Guarantor either (i) a counterpart of the Guarantee Agreement signed on behalf of such Loan Party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission in accordance with Section 9.01 of a signed signature page of the Guarantee Agreement) that such party has signed a counterpart of the Guarantee Agreement.

(c)        The Administrative Agent (or its counsel) shall have received the executed legal opinions of (i) Cravath, Swaine & Moore LLP, special New York counsel to the Loan Parties, (ii) Heather D. White, Senior Vice President, General Counsel and Secretary of Holdings and (iii) each of the local counsel set forth on Schedule 4.01(c), concerning the Loan Parties and the Loan Documents, in each case, as applicable in the jurisdiction in which such local counsel is admitted to practice and in form and substance reasonably satisfactory to the Administrative Agent and addressed to the Administrative Agent and the Lenders.

(d)        The Administrative Agent (or its counsel) shall have received such customary closing documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and, to the extent the concept is applicable in such jurisdiction, good standing of the Borrowers, Holdings and the other Loan Parties, the authorization of the Transactions, to the extent applicable, and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e)        The Administrative Agent (or its counsel) shall have received such incumbency certificates and/or other certificates of Authorized Representatives of each of the Borrowers, Holdings and each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Authorized Representative thereof authorized to act as an Authorized Representative in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party.

(f)        The Administrative Agent (or its counsel) shall have received evidence reasonably satisfactory to it that substantially concurrently with the making of the initial Loans hereunder, all Indebtedness under the Existing Credit Agreement, except for Existing Letters of Credit under the Existing Credit Agreement, and all other amounts payable thereunder have been paid in full and all commitments to extend credit thereunder shall have terminated.

(g)        The Administrative Agent (or its counsel) shall have received a certificate attesting to the Solvency of Holdings and its Subsidiaries (taken as a whole) on the Closing Date after giving effect to the Transactions, from a Financial Officer of Holdings.

(h)        The Administrative Agent and the Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least two (2) Business Days prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(i)        The Administrative Agent (or its counsel) shall have received Notes executed by the Borrowers in favor of each Lender requesting Notes at least five (5) Business Days prior to the Closing Date.

(j)        The Administrative Agent (or its counsel) shall have received a certificate signed by a Responsible Officer of Holdings and each Borrower certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied.

(k)        (i) Each Finance Party shall have received such documents and other information (as such Finance Party may have requested through the Administrative Agent at least five (5) Business Days prior to the Closing Date) required under any applicable “know your customer” and/or anti-money laundering rules and regulations, including the PATRIOT Act, in connection with any of the Loan Documents or the Facilities and (ii) to the extent that any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) Business Days prior to the Closing Date, any Lender that has requested, in a written notice to the applicable Borrower at least ten (10) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(l)        The Administrative Agent shall have received a Borrowing Request.

(m)        Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 4.02.Subsequent Credit Events.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (but not a conversion or continuation of Loans), and of the Issuing Banks to issue, renew, increase or extend any Letter of Credit, in each case, following the Closing Date is subject to the satisfaction of the following conditions:

(a)        The representations and warranties of the Borrowers and each other Loan Party set forth in this Agreement (other than Sections 3.04(b) and 3.05) shall be true and correct in all material respects (except to the extent that any representation and warranty is qualified by materiality, in which case they shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects (except to the extent that any representation and warranty is qualified by materiality, in which case they shall be true and correct in all respects) as of any such earlier date.

(b)        At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c)        The Administrative Agent shall have received a Borrowing Request or a Letter of Credit Application, as applicable.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers and each other Loan Party on the date thereof as to the matters specified in clauses (a) and (b) of this Section 4.02.

ARTICLE V

Affirmative Covenants

From the Closing Date until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or been Cash Collateralized and all L/C Disbursements shall have been reimbursed, each of Holdings and the Borrowers covenants and agrees with the Finance Parties that:

SECTION 5.01.Financial Statements and Other Information.  Holdings will furnish to the Administrative Agent (who shall promptly furnish a copy to each Lender):

(a)        as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2018, the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b)        as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, commencing with the fiscal quarter ending June 30, 2018, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)        concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate executed by a Financial Officer of Holdings (i) certifying as to whether, to the knowledge of such Financial Officer after reasonable inquiry, a Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) in the case of any such certificate delivered for any fiscal period ending on or after September 30, 2018, setting forth reasonably detailed calculations demonstrating compliance with Section 6.05 and (iii) setting forth a reasonably detailed calculation of the Consolidated Leverage Ratio and Consolidated Interest Coverage Ratio, in each case, as of the last day of the period covered by such financial statements;

(d)        promptly after the same become publicly available, copies of all annual, quarterly and current reports and proxy statements filed by Holdings or any Subsidiary with the SEC; and

(e)        promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Financial statements and other information required to be delivered pursuant to Sections 5.01(a), (b) and (d) shall be deemed to have been delivered if such statements and information shall have been posted by Holdings on its website or shall have been posted on IntraLinks or a similar site to which all of the Lenders have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system.

Holdings and the Borrowers hereby acknowledge that (A) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of Holdings or the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holdings, the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Holdings and each Borrower hereby agrees that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Holdings and the Borrowers shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings, the Borrowers or their respective securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, Holdings and the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 5.02.Notice of Material Events.  The Borrowers will furnish to the Administrative Agent (for prompt notification to each Lender) prompt written notice after any Responsible Officer of Holdings or the Borrowers obtains knowledge of the following:

(a)        the occurrence of any continuing Default;

(b)        the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

(c)        the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)        any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(e)        any change in the information provided in any Beneficial Ownership Certification delivered to such Lender on the Closing Date that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer or other executive officer of Holdings setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.Existence; Conduct of Business.  Holdings will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of the preceding clause (b), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.09.

SECTION 5.04.Payment of Obligations.  Holdings will, and will cause each of its Subsidiaries to, pay or otherwise satisfy its obligations (other than Indebtedness), including Taxes (whether or not shown on a Tax return), before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted (if such contest effectively suspends collection and enforcement of the obligation (or Tax) in question) and (ii) the Loan Party or Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment or otherwise satisfy its obligations could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 5.05.Maintenance of Properties; Insurance.  Holdings will, and will cause each of its Subsidiaries to, (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations where Holdings, such Borrower or the applicable Subsidiary operates.

SECTION 5.06.Inspection Rights.

(a)        Holdings will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent (at their sole cost and expense except during the occurrence and continuance of an Event of Default) or, during the continuance of an Event of Default, any Lender, upon reasonable prior notice to Holdings, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its senior officers and use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of Holdings and its Subsidiaries, all at such reasonable times and as often as reasonably requested and in all cases subject to applicable Law and the terms of applicable confidentiality agreements; provided that (i) the Lenders will conduct such requests for visits and inspections through the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year.  The Administrative Agent and the Lenders shall give Holdings the opportunity to participate in any discussions with the independent accountants of Holdings or any of its Subsidiaries.

(b)        The Borrowers will, at the request of the Administrative Agent, hold at least one meeting per fiscal year (at a mutually agreeable location, venue and time or, at the option of the Borrowers, by conference call, the reasonable costs of such venue or call to be paid by Borrowers) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Holdings and its Subsidiaries and the budgets presented for the current fiscal year of Holdings.

SECTION 5.07.Compliance with Laws.

(a)        Holdings will, and will cause each of its Subsidiaries to, comply in all material respects with all Laws of any Governmental Authority applicable to it or its Property (including Environmental Laws), except where the (i) failure to do so is being contested in good faith by appropriate proceedings diligently conducted or (ii) failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)        Holdings will, and will cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures designed to ensure compliance by Holdings, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08.Use of Proceeds and Letters of Credit.  The Borrowers will use all of the proceeds of (a) the initial Loans funded on the Closing Date for the purposes of (i) repayment of the Indebtedness under the Existing Credit Agreement on the Closing Date and (ii) payment of related fees and expenses in connection therewith, and (b) all other Credit Events (including Letters of Credit which may be issued on the Closing Date for general corporate purposes and to replace or provide credit support for any Existing Letters of Credit) to finance the working capital needs and other general corporate purposes of the Domestic Borrower, the Bermuda Borrower, the Luxembourg Borrower, Holdings and their respective Subsidiaries, and in each case (whether under clause (a) or (b)) not in contravention of any Law or of any Loan Document.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.  The Borrowers will not request any Borrowing or Letter of Credit, and Holdings and the Borrowers shall not use, and shall procure that their respective directors, officers, employees and agents, in their capacities as such, shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09.Additional Guarantors.  Holdings may, in its sole discretion, designate any Subsidiary as a Guarantor or, with respect to any Subsidiary that guarantees any Capital Market Indebtedness of any Loan Party, shall designate such Subsidiary; provided that such Subsidiary shall have duly executed and delivered to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such Subsidiary shall guarantee all of the Obligations from time to time owed to the Finance Parties; provided, further, that no Subsidiary of the Domestic Borrower shall be a Guarantor if such Subsidiary is (a) a CFC or (b) a Relevant Disregarded Entity.

SECTION 5.10.Further Assurances.  Promptly upon the reasonable request by the Administrative Agent, Holdings and each Borrower will, and will cause each other Loan Party to, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) maintain the subordination intended to be created under the Intercompany Subordination Agreement and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Finance Parties the rights granted or now or hereafter intended to be granted to the Finance Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

SECTION 5.11.Books and Records.  Holdings and each Borrower will, and will cause each of its subsidiaries to, (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (and, in the case of any Subsidiary not organized in the United States, with local statutory accounting rules and generally accepted accounting principles) shall be made of all financial transactions and matters involving the assets and business of Holdings, such Borrower or such subsidiary, as the case may be, and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Holdings, such Borrower or such subsidiary, as the case may be.

ARTICLE VI

Negative Covenants

From the Closing Date until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated or been Cash Collateralized and all L/C Disbursements shall have been reimbursed, each of Holdings and the Borrowers covenant and agree with the Lenders that:

SECTION 6.01.Indebtedness.  Holdings will not permit any Subsidiary (other than any Loan Party) to create, incur, assume or permit to exist, any Indebtedness, except:

(a)        Indebtedness in respect of Swap Agreements designed to hedge against fluctuations in interest rates or foreign exchange rates incurred in the ordinary course of business and not for speculative purposes;

(b)        Indebtedness owed to a Loan Party or any other Subsidiary;

(c)        Indebtedness outstanding on the Closing Date and listed on Schedule 6.01 and any Permitted Refinancing Indebtedness in respect thereof;

(d)        Guarantees by Holdings or any Subsidiary in respect of Indebtedness otherwise permitted or not prohibited hereunder of Holdings or any Subsidiary; provided that in the case of any Guarantee in respect of Indebtedness that is subordinated, such Guarantee must also be subordinated on equivalent terms;

(e)        Indebtedness in respect of Capital Lease Obligations, Synthetic Lease Obligations or for the acquisition of fixed or capital assets (and whether incurred prior to or within 270 days of such acquisition); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $50,000,000 (in the aggregate for all Subsidiaries that are not Loan Parties);

(f)        Indebtedness assumed in connection with or resulting from an acquisition, merger, amalgamation or consolidation permitted under Section 6.08; provided that (i) such Indebtedness was not created or incurred in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and (ii) the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $250,000,000 (in the aggregate for all Subsidiaries that are not Loan Parties);

(g)        Indebtedness in respect of Capital Lease Obligations incurred in connection with any Disposition permitted pursuant to Section 6.09(a) so long as the aggregate net present value of all obligations under such Capital Lease Obligations (excluding any amount attributable to interest or maintenance expense) does not exceed the amount of the net cash proceeds realized from such Disposition;

(h)        Indebtedness constituted by any counter-indemnity obligation to any bank or financial institution in respect of any appeal bond issued by such bank or financial institution on the account of any member of the Group in connection with any appellate proceedings in which a member of the Group is a party;

(i)        Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business, including guarantees or obligations of any Subsidiary with respect to letters of credit, bank guarantees or similar instruments supporting such obligations, in each case, not in connection with Indebtedness for borrowed money;

(j)        Indebtedness consisting of bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with acquisitions and Dispositions not prohibited by Section 6.08 or 6.09;

(k)        Indebtedness consisting of obligations to make payments to current or former officers, directors, employees and consultants, their respective estates, spouses or former spouses with respect to the cancellation, purchase or redemption, or to finance the cancellation, purchase or redemption, of Equity Interests of Holdings, the Borrowers or any other Subsidiary;

(l)        Cash Management Obligations and other Indebtedness in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements in each case in connection with deposit accounts;

(m)        Indebtedness consisting of (i) the financing of insurance premiums with the providers of such insurance or their affiliates or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(n)        Indebtedness supported by a Letter of Credit, to the extent that the principal amount does not exceed the face amount of such Letter of Credit;

(o)        Indebtedness in respect of judgments, decrees, attachments or awards not constituting an Event of Default under clause (k) of Article VII;

(p)        Indebtedness in the form of reimbursements owed to officers, directors, consultants and employees;

(q)        obligations in respect of letters of credit, letters of support, guarantees or similar obligations issued, made or incurred for the benefit of Holdings or any Subsidiary in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding (in the aggregate for all Subsidiaries that are not Loan Parties); and

(r)        Indebtedness in an aggregate principal amount not to exceed, together with the aggregate principal amount of Liens securing Indebtedness or other obligations under Section 6.02(h), 7.5% of Consolidated Total Assets (determined at the time of such incurrence) (“Permitted Additional Debt”).

Each category of Indebtedness set forth above shall be deemed to be cumulative and for purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) at any time meets the criteria of more than one of the categories described above, Holdings, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such item of Indebtedness (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness in one of the above clauses.

SECTION 6.02.Liens.  Holdings will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except:

(a)        Permitted Encumbrances;

(b)        Liens pursuant to any Loan Document;

(c)        Liens existing on the Closing Date and listed on Schedule 6.02 and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed and (ii) the amount secured or benefited thereby is not increased;

(d)        Liens on fixed or capital assets acquired, constructed or improved (including any assets made the subject of a Capital Lease Obligation or Synthetic Lease Obligation) by Holdings or any of its Subsidiaries; provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness or, if applicable, subject to such Capital Lease Obligations, Synthetic Lease Obligations or purchase money obligations;

(e)        Liens existing on any asset prior to the acquisition thereof by Holdings or any Subsidiary or existing on any asset of a Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged, amalgamated or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Closing Date and prior to the time such Person becomes a Subsidiary (or is so merged, amalgamated or consolidated); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary and (ii) such Lien does not extend to or cover any other assets or property other than those originally of the Person so acquired;

(f)        Liens on assets Disposed of in connection with any Capital Lease Obligation;

(g)        Liens on assets of Subsidiaries that are not Guarantors securing Permitted Additional Debt;

(h)        other Liens securing Indebtedness or other obligations in an aggregate principal amount (for any and all such Liens) not to exceed, together with the aggregate principal amount of Indebtedness outstanding under Section 6.01(r), 7.5% of Consolidated Total Assets (determined at the time of such incurrence);

(i)        rights of setoff and similar arrangements and Liens in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);

(j)        Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions permitted by Section 6.08 or (ii) consisting of an agreement to Dispose of any Property permitted under Section 6.09, including customary rights and restrictions contained in such agreements;

(k)        leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Group or (ii) secure any Indebtedness;

(l)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(m)        Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

(n)        Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Holdings or any Subsidiary in the ordinary course of business;

(o)        Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.08;

(p)        rights of setoff relating to purchase orders and other agreements entered into with customers of Holdings or any Subsidiary in the ordinary course of business;

(q)        ground leases in respect of real property on which facilities owned or leased by Holdings or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by Holdings or any Subsidiary;

(r)        any restriction or encumbrance with respect to the pledge or transfer of the Equity Interests of a joint venture;

(s)        Liens on any Property of (i) any Loan Party in favor of any other Loan Party and (ii) any Subsidiary that is not a Loan Party in favor of Holdings or any Subsidiary that is a Loan Party;

(t)        Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by Holdings or any of its Subsidiaries in the ordinary course of business;

(u)        Liens, pledges or deposits made in the ordinary course of business to secure liability to insurance carriers;

(v)        Liens securing insurance premiums financing arrangements; provided that such Liens secure only the applicable unpaid insurance premiums and attach only to the proceeds of the applicable insurance policy;

(w)        any purchase option or similar right on securities held by the Borrowers or any of their respective subsidiaries in any joint venture which option or similar right is granted to a third party who holds securities in such joint venture; and

(x)        other Liens securing Indebtedness or other obligations in an aggregate principal amount (for any and all such Liens) not to exceed $50,000,000.

SECTION 6.03.Fundamental Changes.  Holdings will not, and will not permit any Subsidiary to, amalgamate, merge into or consolidate with any other Person, or permit any other Person to amalgamate, merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:

(a)        any Subsidiary (that is not a Borrower) may amalgamate, merge or consolidate with (i) Holdings or a Borrower, provided that Holdings or a Borrower, as the case may be, shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries (that is not a Borrower);

(b)        (i) the Domestic Borrower may be consolidated with or amalgamated or merged into any other Subsidiary organized under the Laws of the United States or any State thereof; provided that simultaneously with such transaction, (A) the Person formed by such consolidation or into which such Borrower is amalgamated or merged shall expressly assume all obligations of such Borrower under the

Loan Documents and (B) the Person formed by such consolidation or into which such Borrower is amalgamated or merged shall take all actions as may be required to preserve the enforceability of the Loan Documents; (ii) the Bermuda Borrower may be consolidated with or merged into any Subsidiary organized or formed under the Laws of Bermuda; provided that simultaneously with such transaction, (A) the Person formed by such consolidation or into which the Bermuda Borrower is amalgamated or merged shall expressly assume all obligations of the Bermuda Borrower under the Loan Documents and (B) the Person formed by such consolidation or into which the Bermuda Borrower is amalgamated or merged shall take all actions as may be required to preserve the enforceability of the Loan Documents; and (iii) the Luxembourg Borrower may be consolidated with or merged into any Subsidiary organized or formed under the Laws of Luxembourg; provided that simultaneously with such transaction, (A) the Person formed by such consolidation or into which the Luxembourg Borrower is amalgamated or merged shall expressly assume all obligations of the Luxembourg Borrower under the Loan Documents and (B) the Person formed by such consolidation or into which the Luxembourg Borrower is amalgamated or merged shall take all actions as may be required to preserve the enforceability of the Loan Documents;

(c)        any Subsidiary may consummate a merger, amalgamation or consolidation solely in order to effect an Investment permitted under Section 6.08;

(d)        any Loan Party or any other Subsidiary may consummate a merger, amalgamation, dissolution, liquidation or consolidation (in each case) of the entity that is being disposed of pursuant to a Disposition pursuant to Section 6.09 (other than Section 6.09(e)), solely to effect such Disposition; and

(e)        any Subsidiary may liquidate or dissolve if Holdings determines in good faith that such liquidation or dissolution is in its best interests and not materially adverse to the Lenders and, if such Subsidiary is a Loan Party, such Loan Party’s assets and property are transferred to another Loan Party;

provided, however, that in each case, immediately after giving effect thereto (A) in the case of any such merger, amalgamation or consolidation to which Holdings or a Borrower is a party, Holdings or a Borrower, as the case may be, is the surviving corporation and (B) in the case of any such merger, amalgamation or consolidation (other than under clause (d) above) to which any Loan Party (other than Holdings or a Borrower) is a party, a Loan Party is the surviving corporation.

SECTION 6.04.Restricted Payments.  Holdings will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, unless, at the time of the making or payment thereof, as applicable, no Event of Default shall have occurred and be continuing and Holdings shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 6.05 as of the date of the most recently ended Test Period of Holdings for which financial statements have been delivered pursuant to Section 5.01(a) or (b), except:

(a)        any Subsidiary may make Restricted Payments or issue any Equity Interests, in each case to Holdings, any Borrower or any other Subsidiary, and any Subsidiary may accept capital contributions from Holdings and any other Subsidiary or any other owner of the Equity Interests in such Subsidiary accepting such capital contributions; and

(b)        Holdings may make any Restricted Payment within 60 days after the date of declaration thereof, if at the date of such declaration such Restricted Payment would have been permitted under this Section 6.04.

SECTION 6.05.Financial Covenants.

(a)        Holdings will not permit the Consolidated Leverage Ratio as of the last day of any Test Period ending after the Closing Date (commencing with the Test Period ending September 30, 2018) to exceed 3.00:1.00.

(b)        Holdings will not permit the Consolidated Interest Coverage Ratio as of the last day of any Test Period ending after the Closing Date (commencing with the Test Period ending September 30, 2018) to be less than 3.00:1.00.

SECTION 6.06.Changes in Nature of Business.  Holdings will not, and will not permit any Subsidiary to, engage in any material line of business substantially different from those lines of business conducted by Holdings and its Subsidiaries on the Closing Date or any similar, ancillary, complementary or related lines of business or, if otherwise, lines of business that, in the good faith judgment of Holdings’ Board of Directors, are consistent with Holdings’ strategic vision as determined from time to time by Holdings’ Board of Directors.

SECTION 6.07.Use of Proceeds.  Holdings will not, and will not permit any Subsidiary to, use the proceeds of any Credit Event, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

SECTION 6.08.Investments.  Holdings will not, and will not permit any of its Subsidiaries to, make any Investments, except:

(a)        to the extent (i) no Default has occurred and is continuing or would result from such Investment and (ii) Holdings shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 6.05, in each case as of the date such Investment is made; or

(b)        Investments held by Holdings and its Subsidiaries in the form of Cash Equivalents.

SECTION 6.09.Dispositions

.  Holdings will not, and will not permit any of its Subsidiaries to, make any Disposition, except:

(a)        Dispositions by Holdings and its Subsidiaries pursuant to sale-leaseback transactions, provided that the aggregate fair market value of all property so Disposed of shall not exceed 7.5% of Consolidated Total Assets (determined at the time of such Disposition); and

(b)        Dispositions of other Property by Holdings and its Subsidiaries so long as Holdings shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 6.05, as of the earlier of (i) the date such Disposition is made and (ii) the date the definitive agreement for such Disposition is entered into;

(c)        Dispositions of obsolete or worn out Property, whether now owned or hereafter acquired, in the ordinary course of business, and Dispositions of property no longer used or useful in the conduct of the business of Holdings, any Borrower or any of their respective Subsidiaries in the ordinary course of business;

(d)        Dispositions (including non-exclusive licenses) of inventory and immaterial assets, in each case in the ordinary course of business;

(e)        Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement Property;

(f)        Dispositions of overdue accounts receivable solely in connection with the collection or compromise thereof;

(g)        Dispositions pursuant to operating leases, subleases, licenses or sublicenses, in each case entered into in the ordinary course of business and which do not materially interfere with the business of Holdings and its Subsidiaries;

(h)        Dispositions of Property to the extent subject to casualty events;

(i)        Dispositions of cash and Cash Equivalents; and

(j)        any Subsidiary may liquidate or dissolve if Holdings determines in good faith that such liquidation or dissolution is in its best interests and not materially adverse to the Lenders and, if such Subsidiary is a Loan Party, such Loan Party’s assets and property are transferred to another Loan Party;

provided, however, that (A) any Disposition pursuant to Section 6.09(a) shall be for the fair market value of such Property at the time of such Disposition in the good faith determination of Holdings and (B) nothing contained in this Section 6.09 shall prohibit the disposition of mortgage loans in the ordinary course of business by Genpact Mortgage Services, Inc. or any successor entity thereof upon the acquisition of Genpact Mortgage Services, Inc.

ARTICLE VII

Events of Default

If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)        the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)        the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)        any representation or warranty made or deemed made by or on behalf of Holdings, the Borrowers or any other Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document required to be delivered in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)        Holdings or the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03(a) (solely with respect to Holdings and the Borrowers) or Article VI;

(e)        any Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article VII) or any other Loan Document and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent or the Required Lenders to Holdings;

(f)        Holdings, any Borrower or any other Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than Indebtedness hereunder), when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Indebtedness was created, beyond such applicable grace period;

(g)        Holdings, any Borrower or any other Subsidiary shall default in the performance of any obligation in respect of any Material Indebtedness (other than Indebtedness hereunder) or any “change of control” (or equivalent term) shall occur with respect to any Material Indebtedness, in each case, that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice but after giving effect to any applicable grace period) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such

Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than solely in Qualified Equity Interests); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or as a result of a casualty event affecting such property or assets;

(h)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, any Borrower or any other Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Borrower or any other Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)        Holdings, any Borrower or any other Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, any Borrower or any other Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j)        Holdings, any Borrower or any other Subsidiary shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;

(k)        one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent due and payable and not covered by insurance as to which the relevant insurance company has not denied coverage) shall be rendered against Holdings, any Borrower or any other Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of sixty (60) consecutive days during which execution shall not be paid, bonded or effectively stayed;

(l)        an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect or in the imposition of a Lien or security interest on any assets of Holdings, any Borrower or any other Subsidiary under Sections 436(f) or 430(k) of the Code or under Section 4068 of ERISA; or

(m)        a Change in Control shall occur;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times: (A) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (B) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (C) require that the applicable Borrowers Cash Collateralize the L/C Exposure (in an amount equal to 103% of the then Outstanding Amount of all L/C Exposure); and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

(a)        Each of the Lenders and the Issuing Banks hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent and authorizes Wells Fargo to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and neither Holdings nor the Borrowers shall have any rights as a third party beneficiary of any of such provisions, except as expressly set forth in subparagraph (f) below.

(b)        The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(c)        The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and (iii) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided herein) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default thereof is given to the Administrative Agent by Holdings, a Borrower, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)        The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such

Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)        The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as Administrative Agent.

(f)        The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers and (unless an Event of Default under clause (a), (b), (h) or (i) of Article VII shall have occurred and be continuing) with the consent of the Borrowers (which consent of the Borrowers shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.  Any resignation by Wells Fargo as Administrative Agent pursuant to this section shall also constitute its resignation as Issuing Bank and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (B) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (C) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.  If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition of “Defaulting Lender”, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrowers and such Person, remove such Person as Administrative Agent, and the Borrowers in consultation with the Lenders shall, unless an Event of Default shall have occurred and be continuing, in which case the Required Lenders in consultation with the Borrowers shall, appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been appointed by the Borrowers or the Required Lenders, as applicable, and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with notice on the Removal Effective Date.

(g)        Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(h)        To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 2.15, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten (10) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this clause (h).  The agreements in this clause (h) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.  For the avoidance of doubt, a “Lender” shall, for purposes of this clause (h), include any Swingline Lender and any Issuing Bank.

(i)        The Lenders irrevocably agree that any Loan Party (other than the Borrowers and, in the case of clause (ii), Holdings) shall be automatically released from its applicable obligations under the Guarantee Agreement and each other Loan Document (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or (ii) if otherwise requested by the Borrowers and no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02) will confirm in writing the Administrative Agent’s authority to release any Loan Party from its applicable obligations under the Guarantee Agreement and each other Loan Document pursuant to this subsection (i).  In each case as specified in this subsection (i), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guarantee Agreement, in each case in accordance with the terms of the Loan Documents and this subsection (i).

Anything herein to the contrary notwithstanding, none of the “arrangers,” “book running managers,” “co-arranger” or “syndication agent” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

(j)        Each Lender (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Holdings, the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(A)        such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(B)        the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(C)        (1) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (2) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (3) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (4) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(D)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(k)        In addition, unless subclause (A) of Article VIII (j) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (D) of Article VIII (j), such Lender further (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Holdings, the Borrowers or any other Loan Party, that:

(A)        none of the Administrative Agent, any Lead Arranger nor any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto);

(B)        the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(C)        the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(D)        the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(E)        no fee or other compensation is being paid directly to the Administrative Agent, any Lead Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(l)        The Administrative Agent and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

Miscellaneous

SECTION 9.01.Notices.

(a)        Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)        if to Holdings, the Borrowers, the Administrative Agent, any Issuing Bank or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(ii)        if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)        Electronic Communications.  Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, Holdings or the Borrowers may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by them; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)        The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent, any other Agent or any of their Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrowers, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Holdings’, the Borrowers’, the Administrative Agent’s or any Lead Arranger’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrowers, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)        Change of Address, Etc.  Each of Holdings, the Borrowers, the Administrative Agent, the Issuing Banks and the Swingline Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the Issuing Banks and the Swingline Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)        Reliance by Administrative Agent, Issuing Bank and Lenders.  The Administrative Agent, each Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests and Swingline Loan Notices) purportedly given by or on behalf of Holdings or the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify the Administrative Agent, each Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Holdings or the Borrowers unless due to such Person’s gross negligence or willful misconduct.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02.Waivers; Amendments.

(a)        No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)        Except as otherwise set forth in this Agreement or in any other Loan Document (with respect to such Loan Document), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Holdings, the Borrowers and the Required Lenders or by Holdings, the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that, no such agreement shall (i) increase the Commitment of any Lender without the written consent of each Lender directly affected thereby, it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default shall not constitute an increase of any Commitment of any Lender, (ii) reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest or premium thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the Default Rate, (iii) postpone the scheduled date of payment of the principal amount of any Loan or L/C Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.16(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby, (v) change any of the provisions of this Section 9.02, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender, (vi) waive, amend or modify any provision of Section 4.02 without the consent of the Required Revolving Lenders, or (vii) except in connection with a transaction permitted under this Agreement, release Holdings from its obligations under the Guarantee Agreement, without the written consent of each Lender; provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the relevant Issuing Bank or the Swingline Lender, as the case may be,  (B) the Administrative Agent, Holdings and the applicable Borrowers may, with the consent of each of the foregoing but without the consent of any other Person, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical or technical error, defect or inconsistency and (C) the Administrative Agent and the Borrower may, without the consent of any Lender (but subject to the negative consent requirement set forth in Section 2.12(b), enter into amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 2.12(b) in accordance with the terms of Section 2.12(b); provided, further, that any waiver, amendment or modification of this Agreement that (1) by its terms affects only the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) or (2) by its terms adversely affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the applicable Borrowers and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 9.02 if such Class of Lenders were the only Class of Lenders hereunder at the time.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (it being understood that any Commitments, Loans or the Revolving Credit Exposure held or deemed held by any Defaulting Lender shall be excluded in determining whether all Lenders, the Required Lenders, the Required Revolving Lenders or the Required Class Lenders or any other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and (y) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender).

Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the applicable Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Credit Exposures and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding the foregoing, guarantees entered into pursuant to the terms hereof, and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, modified, terminated or waived, and consent to any departure therefrom may be given, without the consent of any Lender if such amendment, modification, waiver or consent is given in order to (x) comply with local Law or (y) cause such guarantee or related document to be consistent with this Agreement and the other Loan Documents.  The applicable Borrowers and the Administrative Agent may, without the consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of Holdings and the Administrative Agent to effect the provisions of Sections 2.18 and 2.19.

SECTION 9.03.Expenses; Indemnity; Damage Waiver.

(a)        The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Arrangers and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of a single counsel for the Lead Arrangers and the Administrative Agent and their respective Affiliates (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the syndication of the Facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the relevant Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender (limited to the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent, the Issuing Banks and the Lenders, which counsel shall be selected by the Administrative Agent (and, if the Administrative Agent reasonably deems it necessary, one local counsel in each applicable jurisdiction, regulatory counsel and one additional counsel for the affected parties in the event of a conflict of interest)), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)        The Borrowers shall indemnify the Administrative Agent, the Lead Arrangers, the Co-Arranger, the Co-Syndication Agents, each Issuing Bank and each Lender (including the Swingline Lender), and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, including the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees selected by the Administrative Agent (and, if the Administrative Agent reasonably deems it necessary, one local counsel in each applicable jurisdiction and one additional counsel for each similarly situated group of affected Indemnitees in the event of an actual or perceived conflict of interest), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, or, in the case of the Administrative Agent and its Related Parties, only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to a Borrower or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether brought by a Borrower, any other Loan Party, their respective equityholders or any third party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Affiliates, officers, directors, employees or Controlling Persons or (B) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)        To the extent that the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent, an Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing under clause (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent, the relevant Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent, Issuing Bank or Swingline Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the second sentence of Section 2.02(a).

(d)        To the extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto and any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that this clause (d) shall in no way limit the Borrowers’ indemnification obligations set forth in clauses (a) and (b) of this Section 9.03.

(e)        All amounts due under this Section 9.03 shall be payable not later than 60 days after written demand therefor; provided, however, that an Indemnitee shall promptly refund any amount received under this Section 9.03 to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03.

SECTION 9.04.Successors and Assigns.

(a)        Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, other than as expressly contemplated herein, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 9.04, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 9.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 9.04 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 9.04 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Disbursements and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)        Minimum Amounts.

(A)        in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments of any Class and the Loans at the time owing to it of any Class or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)        in any case not described in subsection (b)(i)(A) of this Section 9.04, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of Term Loans of any Class unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the applicable Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)        Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans. Any assignment of Term Loans shall be made ratably as among the Domestic Term Loans, the Bermuda Term Loans and the Luxembourg Term Loans, and any assignment of Revolving Loans shall be made ratably as among the Domestic Revolving Loans, the Bermuda Revolving Loans and the Luxembourg Revolving Loans.

(iii)        Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 9.04 and, in addition:

(A)        the consent of the applicable Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default pursuant to Article VII(a), (b), (h), (i) or (j) has occurred and is continuing at the time of such assignment, (2) such assignment is an assignment of a Term Loan of any Class to a Lender, an Affiliate of a Lender or an Approved Fund, (3) such assignment is an assignment of a Revolving Loan of any Class or a Revolving Commitment by any Lender to an Affiliate of such Lender or (4) such assignment is an assignment of Domestic Term Loans in connection with the primary syndication of the Domestic Term Loans; provided that the applicable Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)        the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Commitment or (2) a Term Loan of any Class to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)        the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)        the consent of the Swingline Lender and each Issuing Bank (such consents not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)        Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that (A) only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)        No Assignment to Certain Persons.  No such assignment shall be made to (A) Holdings, any Borrower or any of Holdings’ Affiliates or Subsidiaries, (B) any Defaulting Lender or its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this subclause (B) or (C) a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the applicable Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 9.04.

(c)        Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and interest thereon of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(iv) of this Section 9.04 and any written consent to such assignment required by paragraph (b)(iii) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrowers and the Administrative Agent and its Affiliates and, as to the entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Disbursements and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Holdings, the Borrowers, the Administrative Agent, the Lenders and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents;

provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 9.02(b)(i) that affects such Participant.  Subject to subsection (e) of this Section 9.04, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations of such sections (provided that any documentation required to be provided by any Participant pursuant to Section 2.15(d) shall be provided solely to the applicable Lender) and Section 2.17) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 9.04.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Sections 2.16 and 2.17 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest thereon of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any loans are in registered form for U.S. Federal income tax purposes.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the Participant for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)        Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent that the Participant’s right to a greater payment results from a Change in Law after the Participant becomes a Participant.

(f)        Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.Survival.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Event, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.  The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06.Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile, pdf or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.Right of Setoff.

(a)        If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of a Borrower against any of and all the Obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of such Finance Party different from the branch or office holding such deposit or obligated on such indebtedness, provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over by such Defaulting Lender immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Finance Parties, and (ii) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each of the Finance Parties and their respective Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that any Finance Party or any of its respective Affiliates may have.  Each of the Finance Parties agrees to notify the applicable Borrower and (if such Finance Party is not the Administrative Agent) the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)        To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (ii) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders and the Issuing Banks under clause (ii) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 9.09.Governing Law; Jurisdiction; Consent to Service of Process.

(a)        This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the Laws of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the Laws of another jurisdiction would be required thereby).

(b)        Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  To the extent that Holdings or any Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each of Holdings and each Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and each of the other Loan Documents and, without limiting the generality of the foregoing, agrees that the waivers set forth herein shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.  Nothing in this Agreement or in any other Loan Document shall affect any right that any Finance Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or Holdings or its properties in the courts of any jurisdiction.

(c)        Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section 9.09.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

SECTION 9.10.WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11.Headings.  Article and section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives on a “need-to-know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential or shall be under a professional obligation to keep such Information confidential, in each case, on terms at least as restrictive as those set forth in this Section 9.12), (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that to the extent practicable and permitted by Law and except with respect to any audit or examination conducted by bank accountants, any governmental bank regulatory authority or other governmental regulatory authority exercising examination or regulatory authority, the Borrowers have been notified prior to such disclosure so that the Borrowers may seek, at the Borrowers’ sole expense, a protective order or other appropriate remedy, (d) to any other party hereto, (e) to the extent reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.18, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations or (iii) any third party service provider that routinely serves the lending industry, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings or the Borrowers.  For purposes of this Section 9.12, “Information” means all information received from or on behalf of Holdings or the Borrowers or any Subsidiary relating to Holdings, any Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by Holdings, any Borrower or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Issuing Banks acknowledges that (A) the Information may include material non-public information concerning Holdings, the Borrowers or a Subsidiary, as the case may be, (B) it has developed compliance procedures regarding the use of material non-public information and (C) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 9.13.USA PATRIOT Act.  Each Lender that is subject to the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers and each other Loan Party, which information includes the name and address of the Borrowers and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers and each other Loan Party in accordance with the PATRIOT Act.  The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

SECTION 9.14.Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.14 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15.No Fiduciary Duty.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Holdings, each Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers, the Co-Arranger and the Co-Syndication Agents are arm’s-length commercial transactions between Holdings, the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers, the Co-Arranger and the Co-Syndication Agents, on the other hand, (ii) Holdings, each of the Borrowers and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (iii) Holdings, each Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent, each Lead Arranger, the Co-Arranger, the Co-Syndication Agents, each Issuing Bank and each Lender (including the Swingline Lender) is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Holdings, any Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, the Co-Arranger, the Co-Syndication Agents nor any Lead Arranger, Issuing Bank or Lender (including the Swingline Lender) has any obligation to Holdings, any Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Lead Arrangers, the Co-Arranger, the Co-Syndication Agents, the Issuing Banks, the Lenders (including the Swingline Lender) and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Co-Arranger, the Co-Syndication Agents nor any Lead Arranger, Issuing Bank or Lender (including the Swingline Lender) has any obligation to disclose any of such interests to Holdings, any Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by Law, Holdings, each of the Borrowers and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Lead Arrangers, the Co-Arranger, the Co-Syndication Agents, the Issuing Banks and the Lenders (including the Swingline Lender) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.16.Agent for Service of Process.  Each of Holdings and each Borrower hereby agrees that service of process in any action or proceeding brought in any New York State court or Federal court may be made upon Heather D. White at her offices at Genpact International, Inc., 1155 Avenue of the Americas, New York, NY 10036 (the “Process Agent”), and each of Holdings and each Borrower hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.

SECTION 9.17.Judgment Currency.  The obligation of any Loan Party party hereto in respect of any sum due from it in any currency (the “Primary Currency”) to any Finance Party under this Agreement or any other Loan Document shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Finance Party of any sum adjudged to be so due in other currency, such Finance Party may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Finance Party in the applicable Primary Currency, each Loan Party party hereto agrees, as a separate obligation and notwithstanding any such judgment, to indemnify, within three (3) Business Days of demand, any such Finance Party against such loss, and if the amount of the applicable Primary Currency so purchased by such Finance Party exceeds such sum due to such Finance Party in the applicable Primary Currency, such Finance Party agrees to remit to such Loan Party the excess.  To the fullest extent permitted by Law, each Loan Party party hereto waives any right it may have in any jurisdiction to pay any amount under the Loan Documents in a currency other than Dollars.

SECTION 9.18.Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)        the effects of any Bail-in Action on any such liability, including, if applicable:

(i)        a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

GENPACT INTERNATIONAL, INC.,
as the Domestic Borrower

By:		/s/ Heather White
	Name:	Heather White
	Title:	Senior Vice President, General Counsel & Secretary

[Signature Page to Credit Agreement]

GENPACT GLOBAL HOLDINGS (BERMUDA) LIMITED,
as the Bermuda Borrower

By:		/s/ Heather White
	Name:	Heather White
	Title:	Senior Vice President, General Counsel & Secretary

[Signature Page to Credit Agreement]

GENPACT LUXEMBOURG S.À R.L.,
as the Luxembourg Borrower

By:		/s/ Lucinda Full
	Name:	Lucinda Full
	Title:	Class A Manager

By:		/s/ Harald Charbon
	Name:	Harald Charbon
	Title:	Class B Manager

[Signature Page to Credit Agreement]

GENPACT LIMITED, as Holdings

By:		/s/ Heather White
	Name:	Heather White
	Title:	Senior Vice President, General Counsel & Secretary

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, a Term Lender, a Revolving Lender, Swingline Lender and an Issuing Bank

By:		/s/ Kyle R. Holtz
	Name:	Kyle R. Holtz
	Title:	Director

[Signature Page to Credit Agreement]

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED,
individually as a Lender

By:		/s/ Damodar Menon
	Name:	Damodar Menon
	Title:	Head of Coverage Global Banking – Corporate

[Signature Page to Credit Agreement]

Bank of America N.A.,
individually as a Lender

By:		/s/ Jenny Lam
	Name:	Jenny Lam
	Title:	VP, Corporates Wholesale Credit

[Signature Page to Credit Agreement]

Credit Agricole Corporate and Investment Bank,
individually as a Lender

By:		/s/ Clara Wong
	Name:	Clara Wong
	Title:	Managing Director

By:		/s/ Dorina Luk
	Name:	Dorina Luk
	Title:	Director

[Signature Page to Credit Agreement]

CITIBANK N.A.,
individually as a Lender

By:		/s/ Siddarth Bansal
	Name:	Siddarth Bansal
	Title:	Director

[Signature Page to Credit Agreement]

DBS Bank Ltd.,
individually as a Lender

By:		/s/ Santanu Mitra
	Name:	Santanu Mitra
	Title:	Executive Director

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
individually as a Lender

By:		/s/ Tasvir Hasan
	Name:	Tasvir Hasan
	Title:	Executive Director

[Signature Page to Credit Agreement]

MIZUHO BANK, LTD.
individually as a Lender

By:		/s/ Tracy Rahn
	Name:	Tracy Rahn
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A.,
individually as a Lender and an Issuing Bank

By:		/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC,
individually as a Lender and an Issuing Bank

By:		/s/ Michael King
	Name:	Michael King
	Title:	Vice President

[Signature Page to Credit Agreement]

STATE BANK OF INDIA, NEW YORK BRANCH,
individually as a Lender

By:		/s/ Manoranjan Panda
	Name:	Manoranjan Panda
	Title:	VP and Head (CMC)

[Signature Page to Credit Agreement]

TD Bank, N.A.,
individually as a Lender

By:		/s/ Steve Levi
	Name:	Steve Levi
	Title:	Senior Vice President

[Signature Page to Credit Agreement]

Westpac Banking Corporation

By:		/s/ Graham Curd
	Name:	Graham Curd
	Title:	Head of Legal, Asia
Tier 1 Attorney

By:		/s/ Rahul Arora
	Name:	Rahul Arora
	Title:	Head of Structure and Asset Finance, Asia
Tier One Attorney

[Signature Page to Credit Agreement]